Exhibit 10.25

LEASE AGREEMENT

by and between

GRE KEYSTONE TECHNOLOGY PARK THREE LLC

LANDLORD

and

TRANSENTERIX, INC.

TENANT

Dated as of: December 11, 2009

© 2008 Capital Associates. All rights reserved.

ARTICLE 1 - LEASED PREMISES		1

1.01	Leased Premises.	1

ARTICLE 2 - BASIC LEASE PROVISIONS		1

2.01	Basic Lease Provisions.	1

ARTICLE 3 - TERM AND POSSESSION		3

3.01	Term.	3

3.02	Commencement.	3

3.03	Tenant’s Delay.	4

3.04	Tenant’s Possession.	4

3.05	Acceptance of Leased Premises.	4

3.06	Holdover.	5

3.07	Early Termination Option.	5

ARTICLE 4 - RENT AND SECURITY FOR THE LEASE		5

4.01	Base Rent and TICAM Expense Payment.	5

4.02	Payment of Rent.	6

4.03	Additional Rent.	6

4.04	TICAM Expenses.	6

4.05	Cost of Living Adjustment.	9

4.06	Net Lease.	9

4.07	Security for the Lease.	9

4.08	Late Charge.	10

ARTICLE 5 - SERVICES		11

5.01	Services.	11

5.02	Interruption of Services.	11

5.03	Additional Charges.	12

ARTICLE 6 - USE AND OCCUPANCY		12

6.01	Use and Occupancy.	12

6.02	Care of the Leased Premises.	13

6.03	Hazardous or Toxic Materials.	14

6.04	Entry for Repairs and Inspection.	15

6.05	Compliance with Laws; Rules of Building.	16

6.06	Access to Building.	16

6.07	Peaceful Enjoyment.	17

6.08	Relocation.	17

ARTICLE 7 - CONSTRUCTION, ALTERATIONS AND REPAIRS		17

7.01	Tenant Improvements.	17

7.02	Alterations.	17

7.03	Maintenance and Repairs by Tenant.	18

7.04	Maintenance/Service Contract.	18

7.05	Tenant’s Waiver of Claims Against Landlord.	18

7.06	Landlord’s Right to Effect Repairs.	19

ARTICLE 8 - CONDEMNATION, CASUALTY, INSURANCE AND INDEMNITY		19

8.01	Condemnation.	19

8.02	Damages from Certain Causes.	19

8.03	Fire or Other Casualty.	19

8.04	Insurance Policies.	20

8.05	Waiver of Subrogation Rights.	21

8.06	Indemnity/Waiver of Liability.	21

8.07	Limitation of Landlord’s Personal Liability.	22

8.08	Survival of Article 8.	22

ARTICLE 9 - LANDLORD’S LIEN, DEFAULT, REMEDIES AND SUBORDINATION		22

9.01	Default by Tenant.	22

9.02	Landlord’s Remedies.	23

9.03	Mitigation of Damages.	24

9.04	Rights of Landlord in Bankruptcy.	24

9.05	Non-Waiver.	25

9.06	Attorney’s Fees.	25

9.07	Subordination; Estoppel Certificate.	25

9.08	Attornment.	25

9.09	Accord and Satisfaction.	26

9.10	Survival of Article 9.	26

ARTICLE 10 - ASSIGNMENT AND SUBLEASE		26

10.01	Assignment or Sublease.	26

10.02	Assignment by Landlord.	27

ARTICLE 11 -TENANT WARRANTIES; INCORPORATION OF EXHIBITS; COMMISSION(S), CONFIDENTIALITY, SURVIVAL, NOTICES, BINDING EFFECT AND MISCELLANEOUS		28

11.01	Tenant Warranties.	28

11.02	Incorporation of Exhibits.	29

11.03	Commission(s).	29

11.04	Confidentiality.	29

11.05	Survival.	29

11.06	Notices.	29

11.07	Binding Effect.	29

11.08	Miscellaneous.	30

ARTICLE 12 - ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES		32

12.01	ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES.	32

EXHIBITS

A-1	-	Floor Plan(s)

A-2	-	The Land

A-3	-	The Project

B	-	Acceptance of Leased Premises Memorandum

C	-	Workletter Agreement

C-1	-	Schematic Space Plan

D	-	Building Rules

E	-	Form of Estoppel Certificate

F	-	Itemized Inventory of Hazardous or Toxic Materials

G	-	Renewal Options

H	-	License for Communications Equipment Space

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of this 11th day of December, 2009 (the “Execution Date”), by and between GRE Keystone Technology Park Three LLC, a Delaware limited liability company authorized to conduct business in the State of North Carolina (“Landlord”), and TransEnterix, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina “Tenant”), In consideration of the representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1 - LEASED PREMISES

1.01 Leased Premises.

Landlord leases to Tenant and Tenant leases from Landlord the space (the “Leased Premises”) set forth in Subsections (a) and (b) of the Basic Lease Provisions below and shown on the floor plan(s) attached hereto as Exhibit A-1 upon the terms and conditions set forth in this Lease. The building in which the Leased Premises are located, the land on which the building is located (the “Land”, described on Exhibit A-2 attached hereto), the parking facilities and all improvements and appurtenances to the building are collectively referred to as the “Building”. The Building may be part of a larger complex, and if so, then the Building and any larger complex of which the Building is a part are collectively referred to as the “Project”, as shown on Exhibit A-3, attached hereto. No easement for light, air or view is granted hereunder or included within or appurtenant to the Leased Premises.

ARTICLE 2 - BASIC LEASE PROVISIONS

2.01 Basic Lease Provisions.

The following provisions set forth various basic terms of this Lease and are sometimes referred to as the “Basic Lease Provisions”.

(a)	Building Name:	Keystone Technology Park - Building X
	Building Address:	635 Davis Drive
Durham, North Carolina 27713

	Mailing Address:	635 Davis Drive
Morrisville, North Carolina 27560

(b)	Floor(s):	First (1st)
	Suite Number:	300
	Square Feet Area in the Leased Premises:	Approximately 37,328

(c)	Total Area of Building:	Approximately 78,167 square feet

(d)	Base Rent:
	Initial per Square Foot/Annum:	$10.30 per Square Foot leased
	Initial Annual Base Rent:	$384,478.44
	Initial Monthly Base Rent:	$32,039.87

	Payment Schedule:	see chart on the following page:

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Full Month(s) of the Term	Targeted Date(s) Target Commencement Date is the latter of 4/1/10 or upon receipt of certificate of occupancy	Price Per Square Foot, per annum	Square Feet	Annual (or for time period noted) Base Rent	Monthly Base Rent
1 through 3	4/1/10 through 6/30/10	$0.00 ($10.30/SF Base Rent abated)	37,328	$0.00 (for 3 months)	$0.00
4 through 9	7/1/10 through 12/31/10	$5.15 (50% of $10.30/SF Base Rent abated)	37,328	$96,119.58 (for 6 months)	$16,019.93
10 through 12	1/1/11 through 3/31/11	$10.30	37,328	$96,119.61 (for 3 months)	$32,039.87
13 through 24	4/1/11 through 3/31/12	$10.30	37,328	$384,478.44	$32,039.87
25 through 36	4/1/12 through 3/31/13	$10.58	37,328	$394,930.20	$32,910.85
37 through 48	4/1/13 through 3/31/14	$10.87	37,328	$405,755.40	$33,812.95
49 through 60	4/1/14 through 3/31/15	$11.17	37,328	$416,953.80	$34,746.15

(e)	TICAM Expenses for the initial calendar year of the Term:
	Per Square Foot/Annum:	$3.22 per Square Foot leased
	Initial Monthly TICAM Expense Payment:	$10,016.35

(f)	Parking:	4.0 unreserved parking spaces per each 1,000 Square Foot leased (rounded down to the nearest whole number)
	Monthly Rent per Parking Space:	No additional charge to Tenant

(g)	Term:	5 Year(s) 0 Month(s)

(h)	Target Commencement Date:	April 1, 2010
	Target Rent Commencement Date:	April 1, 2010 (for TICAM only)
	Target Expiration Date:	March 31, 2015

(i)	Security for the Lease:

Letter of Credit in the amounts as follows:

Months 1 through 26 of the Term: $500,000.00

Months 27 through 45 of the Term: $375,000.00

Months 46 through 60 of the Term: $250,000.00

With the reductions subject to Section 4.07 of this Lease.

(j)	Permitted Use:	General business offices, laboratory, research and development, warehouse, and light manufacturing
	Permitted Occupancy:	149 persons

(k)	Addresses for notices and other communications (except for Rent payments) under this Lease:

Landlord:
GRE Keystone Technology Park Three LLC c/o Capital Associates

Keystone Technology Park

1255 Crescent Green, Suite 300

Cary, North Carolina 27518

(919) 233-9901

Landlord’s address for Rent payments under this Lease:

GRE Keystone Technology Park Three LLC

P.O. Box 277330

Atlanta, GA 30384-7330

Tenant:

Prior to the Commencement Date:

TransEnterix, Inc.

3908 Patriot Drive, Suite 110

Durham, North Carolina 27703

Att: David N. Gill

919.765.8413

After the Commencement Date:

TransEnterix, Inc.

635 Davis Drive, Suite 300

Durham, North Carolina 27713

Attn: David. N. Gill

Ph: 919.765.8412

(1)	Broker: Co-Broker:	Capital Associates Management, LLC Kiley and Associates, L.L.C.

ARTICLE 3 - TERM AND POSSESSION

3.01 Term.

(a) This Lease shall be and continue in full force and effect for the term set forth in Subsection 2.01(g), as it may be modified, renewed and extended, pursuant to Exhibit G or by other written agreement between Landlord and Tenant (the “Term”). Subject to the remaining provisions of this Article, the “Commencement Date” shall be the date on which Landlord tenders possession of the Leased Premises to Tenant, which such date is anticipated to be the Target Commencement Date shown in Subsection 2.01(h). The Term shall commence on the Commencement Date and shall expire, without notice to Tenant, on the last day of the last month of the Term (the “Expiration Date”) (i.e. if the Commencement Date is other than the first (1st) day of the month, the Expiration Date shall nevertheless be the last day of the last month of the Term). References to any “month” of the Term in this Lease shall mean a full month of the Term.

(b) If the Commencement Date, the Rent Commencement Date, and Expiration Date are different from the Target Commencement Date, Target Rent Commencement Date, and the Target Expiration Date, respectively, as set forth in Subsection 2.01 (h), Landlord and Tenant shall execute an amendment to the Lease setting forth such actual dates, and adjusting any Base Rent payment schedule, if applicable. If such amendment is not executed, the Commencement Date and Expiration Date shall be conclusively deemed to be the Target Commencement Date and the Target Expiration Date set forth in Subsection 2.01(h).

3.02 Commencement.

(a) Subject to Section 3.03 hereof, if, (i) any of the work described in Exhibit C that is required to be performed by Landlord or Landlord’s contractor(s) to prepare the Leased Premises for occupancy has not been substantially completed on or before the Target Commencement Date, or (ii) Landlord is unable to tender possession of the Leased Premises to Tenant on the

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Target Commencement Date, then the Commencement Date and Rent Commencement Date shall be postponed until Landlord is able to tender possession of the Leased Premises to Tenant with the work to be performed in the Leased Premises having been substantially completed, and the postponement shall operate to extend the Expiration Date in order to give full effect to the stated duration of the Term.

(b) Notwithstanding the foregoing, if the Leased Premises are not substantially completed on or before June 1, 2010, due solely to delays caused by Landlord, then Landlord shall provide Tenant with notice as to the cause(s) for the delay in substantial completion of the Leased Premises. Tenant may then by giving Landlord notice on or before June 10, 2010, terminate this Lease so long as the Leased Premises are not substantially complete prior to the date notice is given. If Tenant does not provide notice on or before June 10, 2010, Tenant shall waive its right to terminate this Lease in accordance with this provision. The Leased Premises shall be deemed to be substantially complete the day after inspection and approval for occupancy for the intended use, whether permanent, conditional, or temporary, by the City of Durham, North Carolina, provided the approval is subsequently evidenced by a certificate of occupancy, whether permanent, conditional, or temporary, issued by the municipality, which such certificate of occupancy may be dated when actually processed by such municipality, rather than the date of the inspection and approval for occupancy. Further notwithstanding, Tenant shall not have the right to terminate the Lease if Tenant has taken possession of any part of the Leased Premises.

(c) The deferment of installments of Base Rent created by the delay in the Rent Commencement Date and the right to terminate as provided above shall be Tenant’s exclusive remedies for postponement of the Commencement Date, and Tenant shall have no, and waives any, claim against Landlord because of any such delay

3.03 Tenant’s Delay.

No delay in the completion of the Leased Premises resulting from delay or failure on the part of Tenant in furnishing information or other matters required in Exhibit C, and no delay resulting from any cause set forth in Section 7 of Exhibit C, shall delay the Rent Commencement Date and the commencement of Tenant’s obligation to pay Rent (as defined in Section 4.02 below) and the Expiration Date. If the Rent Commencement Date is prior to the completion of the work described in Exhibit C, due to Tenant delays, the Commencement Date for the purpose of determining Tenant’s right to possession of the Leased Premises shall be the date that the work in the Leased Premises is deemed substantially complete. The Leased Premises shall be deemed to be substantially complete the day after inspection and approval for occupancy for the intended use, whether permanent, conditional, or temporary, by the issuing municipality in North Carolina where the Leased Premises are located, provided the approval is subsequently evidenced by a certificate of occupancy, whether permanent, conditional, or temporary, issued by the municipality. The certificate of occupancy may be dated as of the date that it is actually processed by the municipality, rather than the date of the inspection and approval for occupancy.

3.04 Tenant’s Possession.

Except as specifically set forth in Exhibit C, Section 8, if, prior to the Commencement Date, Tenant shall enter into possession of all or any part of the Leased Premises and conducts any portion of its business operations therein, the Term, the payment of monthly installments of Base Rent and all other obligations of Tenant to be performed during the Term shall commence on, and the Commencement Date shall be deemed to be, the date of such entry; provided, no such early entry shall operate to change the Expiration Date.

3.05 Acceptance of Leased Premises.

Tenant shall confirm its acceptance of the Leased Premises (except for “punch list” items) by execution of the Acceptance of Leased Premises Memorandum attached hereto as Exhibit B. Tenant shall execute and deliver such Acceptance of Leased Premises Memorandum to Landlord within ten (10) business days of receipt thereof, and Tenant’s failure to do same shall be considered an event of default under this Lease.

Keystone Technology Park

3.06 Holdover.

Upon the expiration or termination of this Lease, Landlord shall have the right to immediately re-enter and take possession of the Leased Premises. If Landlord does not take possession of the Leased Premises and if Tenant shall remain in possession of the Leased Premises after the expiration or earlier termination of this Lease without the execution of a new lease or an amendment to this Lease or other written agreement by and between Landlord and Tenant extending the Term, Tenant shall become a tenant-at-sufferance. For a period of sixty (60) days after the termination or expiration, as the case may be, Tenant shall pay daily rent at one hundred fifty percent (150%). of the per day Rent (as defined in Section 4.02) as of the last day of the Term or day that the Lease is terminated. During the sixty (60) day period, Tenant shall be subject to all of the terms, conditions, provisions and obligations of this Lease, and the tenancy may be terminated by Landlord or Tenant at any time on seven (7) days’ prior notice. After the sixty (60) day period the Lease shall be terminable on one (1) day’s notice, and Tenant shall pay daily rent at double the per day Rent as of the last day of the Term or the day that the Lease is terminated, and shall be subject to all of the obligations of Tenant under this Lease. If Tenant holds over past the expiration or earlier termination of this Lease, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises effective upon the termination or expiration of this Lease, and (ii) for all other losses, costs and expenses, including consequential damages and reasonable attorneys’ fees, sustained or incurred by reason of such holding over. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

3.07 Early Termination Option.

Provided (i) Tenant is not then in default of this Lease as defined in Section 9.01 prior to the Early Termination Date (defined below), and (ii) Tenant occupies the Leased Premises, then Tenant shall have the option (the “Early Termination Option”) to terminate this Lease effective on the last day of the forty-fifth (45th) full month of the Term (the “Early Termination Date”) by delivering notice to Landlord on or before the last day of the thirty-sixth (36th) month of the Term (the “Early Termination Notice Date”). Tenant’s right to terminate this Lease shall be granted in accordance with the following additional terms and conditions:

a)	Time is of the essence in exercising this Early Termination Option. If Tenant does not provide Landlord with notice as of the Early Termination Notice Date, then Tenant shall have waived its Early Termination Option, and the Early Termination Option shall automatically expire and shall no longer be of any force or effect.

b)	If Tenant elects to terminate this Lease under the Early Termination Option, Tenant shall deliver to Landlord, on or before the Early Termination Notice Date, a check for one-half (1/2) of the amount of $417,650.00, and the payment of the other one-half (1/2) of said amount shall be due and payable by Tenant on the Early Termination Date. Payment of the aforesaid amounts when due shall be a condition precedent to the termination of this Lease pursuant to this Section 3.07 and shall be in addition to the Rent due through the Early Termination Date.

c)	Any notice to Landlord exercising the Early Termination Option set forth above shall be irrevocable. If the option is exercised, Tenant shall vacate and deliver the Leased Premises to Landlord in the condition required under this Lease no later than 11:59 p.m. on the Early Termination Date. If the Early Termination Option is exercised, the failure to vacate the Leased Premises as of the Early Termination Date shall constitute a holdover under this Lease. Except for Affiliates, as that term is defined herein, of Tenant, Tenant shall not have the right to assign the Early Termination Option to any subtenant of the Leased Premises or assignee of this Lease, nor may any such subtenant or assignee exercise such option.

ARTICLE 4 - RENT AND SECURITY FOR THE LEASE

4.01 Base Rent and TICAM Expense Payment.

Tenant shall pay to Landlord rent (“Base Rent”) beginning on the Commencement Date and throughout the Term in the amount of the Annual Base Rent set forth in Subsection 2.01(d). Base Rent shall be payable in monthly installments in the amount set forth in Subsection 2.01(d) (“Monthly Base Rent”). In addition to Base Rent, Tenant shall be obligated to pay its proportionate

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share calculated as 47.8% of Building TICAM Expenses as defined in Section 4.04 below. Tenant shall make TICAM Expense payments each month of the Term (‘‘Monthly TICAM Expense Payment”) to cover its obligation to pay TICAM Expenses. The Monthly TICAM Expense Payment shall be based upon Landlord’s estimate of TICAM Expenses for the calendar year. The Initial Monthly TICAM Expense Payment shall be as set forth in Subsection 2.01(e). Monthly Base Rent and the Monthly TICAM Expense Payment shall be paid in advance on the first day of each and every calendar month during the Term. If the Commencement Date is not the first day of a month, Tenant shall be required to pay on the Commencement Date a pro rata portion of the Initial Monthly Base Rent and Initial Monthly TICAM Expense Payment for the first partial month of the Term. Notwithstanding the foregoing, Monthly Base Rent shall be abated, in whole or in part, for the first nine (9) full months of the Term (as illustrated in Subsection 2.01(d) of this Lease). Tenant shall be liable to Landlord for it’s Monthly TICAM Expense Payment during this abated Base Rent period. Commencing in full month 10 of the Term, Tenant shall pay full Rent as set forth in this Lease.

4.02 Payment of Rent.

As used in this Lease, “Rent” shall mean Base Rent, Additional Rent (defined below), late charges, and all other amounts required to be paid by Tenant pursuant to this Lease. Rent shall be paid at the times and in the amounts provided herein by check drawn on a United States of America bank to Landlord at its address specified in Subsection 2.01(k) above, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant’s obligation to pay Rent is independent of any obligation of Landlord under this Lease and Rent shall be paid without notice, demand or abatement except as may be expressly set forth in this Lease.

4.03 Additional Rent.

The term “Additional Rent” shall mean TICAM Expense payment obligations, including Monthly TICAM Expense Payments, and any and all other amounts in addition to Base Rent that Tenant is required to pay to Landlord under this Lease, including, but not limited to, the construction supervision fee and the repairs surcharge, or any other charges owed to Landlord pursuant to the terms of this Lease.

4.04 TICAM Expenses.

(a) Landlord may change Tenant’s Monthly TICAM Expense Payment at any time by giving Tenant notice specifying that the payments are to change based upon Landlord’s estimate of TICAM Expenses (defined below) and specifying that Tenant’s Monthly TICAM Expense Payments must be adjusted as a result of the change. If notice of a change is given, Tenant shall adjust its Monthly TICAM Expense Payments accordingly beginning with the monthly installment immediately following Landlord’s notice.

(b) The term “TICAM Expenses” shall mean, except as otherwise specified in this definition, all expenses, costs, and disbursements of every kind and nature, computed on an accrual basis, that Landlord pays or is obligated to pay because of or in connection with the ownership and operation of the Building, or Landlord’s efforts to reduce TICAM Expenses, including, without limitation:

(1)	wages and salaries of all employees to an extent commensurate with each employees, involvement in the operation, repair, replacement, maintenance, and security of the Building, including, without limitation, amounts attributable to the employer’s Social Security Tax, unemployment taxes, and insurance, and any other amount which may be levied on the wages and salaries, and the cost of all insurance and other employee benefits related thereto;

(2)	all supplies and materials used in the operation, maintenance, repair, replacement and security of the Building;

(3)	the rental costs of any and all leased capital improvements and the annual amortization of any and all capital improvements made to the Building which, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Building, to the extent of the lesser of the expected reduction in TICAM Expenses or the annual amortization of the capital improvements, as well as all capital improvements made in order to comply with any legal requirement hereafter promulgated by any governmental authority including, but not limited to, requirements relating to the environment, energy, conservation, public safety, access for the disabled or security, as amortized over the useful life of the improvements by Landlord for federal income tax purposes;

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(4)	the cost of all utilities for the Building that are provided by Landlord, other than the cost of utilities supplied to tenants of the Building which are separately metered or reimbursed to Landlord by such tenants;

(5)	the cost of all maintenance and service agreements with respect to the operation of the Building or any part thereof, including, without limitation, trash removal from a Building common area dumpster, management fees, alarm service, equipment, landscape maintenance and parking area maintenance and operation;

(6)	the cost of all insurance relating to the Building and each of the premises contained therein, including, without limitation, casualty and liability insurance applicable to the Building and Landlord’s personal property used in connection therewith;

(7)	all taxes and assessments and governmental charges, whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, including all taxes levied or assessed against or for leasehold improvements and any other taxes and assessments attributable to the Building and the operation thereof, including any franchise or other tax based on the ad valorem property value of the Building and calculated as an ad valorem tax, together with the reasonable cost (including attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, but including all rental, sales, use and occupancy taxes or other similar taxes, if any, levied or imposed by any city, state, county, or other governmental body having jurisdiction;

(8)	the cost of all repairs, replacements, removals and general maintenance with respect to the Building, including without limitation, the exterior walls, doors, windows, roof, paving, walkways, landscaping and signage;

(9)	the cost of all repairs, replacements, removals and general maintenance of any common plumbing, mechanical, and electrical systems, including without limitation, any fire sprinkler system, whether interior or exterior;

(10)	the cost of all repairs, replacements, removals and general maintenance for any structural component of the Building; and

(11)	pro rata assessments, based upon acreage, for the costs and expenses of maintaining the common areas of the Building and Project, if applicable, and any assessments owed to any property owners’ association.

(c)	Specifically excluded from TICAM Expenses are:

(1)	expenses for capital improvements made to the Building, other than capital improvements described in Section 4.04(b)(3) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of the Building exterior and painting and/or wallpapering of common areas and like items;

(2)	increases in taxes resulting from higher valuations of the Building attributable to the Tenant Improvements (defined in Exhibit C) or alterations made by Tenant in excess of typical fitups in the Building, which increase shall be paid by Tenant as Additional Rent;

(3)	depreciation of the Building;

(4)	federal and state income taxes imposed on Landlord;

(5)	Landlord’s general corporate overhead and general administrative expenses;

(6)	costs arising from Landlord’s charitable or political contributions;

(7)	federal and state income and franchise taxes of Landlord or any other such taxes not in the nature of real estate taxes, except taxes on Rent;

(8)	management fees to the extent they exceed the greater of (a) reasonable, similar costs incurred in comparable office buildings in the greater Research Triangle Park/Interstate-40, North Carolina area, or (b) five percent (5%) of the gross rent received for the Building;

(9)	salaries, wages or other compensation paid to officers or executives of Landlord above the level of property manager in their respective capacities;

(10)	overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building or Project, to the extent that the costs of services exceed reasonable, similar competitive costs for comparable office buildings or projects in the greater Research Triangle Park/Interstate-40, North Carolina area;

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(11)	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(12)	costs incurred by Landlord for the repair of damage to the Building, to the extent Landlord is reimbursed by insurance proceeds;

(13)	renovating or otherwise improving or decorating, painting or redecorating space leased to tenants or other occupants of the Building;

(14)	costs for purchasing sculpture, paintings or other objects of art;

(15)	all items and services for which a tenant has reimbursed Landlord or a tenant has paid directly to third persons;

(16)	any ground lease rental;

(17)	interest, principal, points and fees on debts, or amortization on any mortgage or other debt instrument encumbering the Building or the Land;

(18)	legal and other costs associated with the mortgaging, refinancing or sale of the Building, Land or Project or any interest therein;

(19)	tax penalties incurred as a result of Landlord’s gross negligence, willful misconduct or inability to make payments when due

(20)	any costs and expenses related to or incurred in connection with disputes with tenants of the Building or Land or any lender for the Building or Land; and

(21)	costs associated with leasing or marketing space in the Building, including tenant improvements, advertising, lease commissions, legal fees to negotiate leases, space planning and marketing materials.

(d) If the average occupancy rate for the Building is less than ninety-five percent (95%) in any calendar year of the Term, or if Landlord is providing less than ninety-five percent (95%) of the Building with any item or items of work or service which would constitute a TICAM Expense hereunder, then the amount of the TICAM Expenses for such period shall be adjusted to include any and all TICAM Expenses set forth in this Subsection which Landlord reasonably determines Landlord would have incurred if the Building had been at least ninety-five percent (95%) leased and occupied with all tenant improvements constructed or if Landlord had been providing such item or items of work or service to at least ninety-five percent (95%) of the Building; provided however, Landlord shall not apply this provision to increase TICAM Expense items above the costs actually incurred by Landlord for the Building. If the actual occupancy rate for the Building is ninety-five percent (95%) or greater, then the actual TICAM Expenses shall be used for purposes of determining the Monthly TICAM Expense Payment described in this Section 4.04.

(e) Within one hundred twenty (120) days after the end of each calendar year, Landlord shall give notice to Tenant specifying the actual TICAM Expenses for the prior calendar year. If Tenant’s proportionate share of TICAM Expenses for the prior year exceed the total of Monthly TICAM Expense Payments made by Tenant for the year, Tenant shall pay any deficit amount to Landlord within fifteen (15) days after receipt of Landlord’s notice. Any excess payment by Tenant for the prior calendar year shall be applied towards Tenant’s obligation to pay its proportionate share of TICAM Expenses for the following calendar year, or, if the Lease has expired or terminated, be returned to Tenant by Landlord within thirty (30) days of Landlord’s notice. Notwithstanding the foregoing, for purposes of determining Tenant’s annual TICAM Expense adjustment in any calendar year of the Term, the TICAM Expenses which are controllable by Landlord (the “Controllable TICAM”) shall not exceed the Controllable TICAM for the first (1st) calendar year of the Term increased at a rate of five percent (5%), compounded annually. There shall be no such limitation with respect to taxes, insurance, utilities, refuse collection, snow removal, and any other TICAM Expense item not within Landlord’s reasonable control.

(f) Tenant shall have the right, one (1) time per year, upon notice to Landlord, within sixty (60) days of receipt of the TICAM Expense statement, to have Landlord’s books and records relating solely to TICAM Expenses contained in the statement for the prior year, reviewed. If Landlord’s calculation of TICAM Expenses fails to comply with the requirements of this Section 4.04 or contains any other error, as determined by the review, Tenant’s past payments of its proportionate share of TICAM Expenses for the subject year shall be adjusted in accordance with the results of the review, and appropriate payments shall be made by Landlord or Tenant, as the case may be, within forty-five (45) days after completion of the review.

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(g) All books and records necessary to accomplish any review permitted under this Section 4.04 shall be retained by Landlord for a period of one (1) year, and shall be made available to the person conducting the review at the Building, Project or the office of Landlord’s property manager, during normal business hours. All of Landlord’s and Tenant’s costs of the review shall be paid by Tenant unless the review reveals that total TICAM Expenses were misstated by ten percent (10%) or more in the calendar year reviewed, in which case Landlord shall reimburse Tenant for Tenant’s reasonable cost of the review, not to exceed One Thousand Dollars ($1,000.00).

(h) The rights and obligations contained in this Section 4.04 shall survive the expiration or other termination of this Lease.

4.05 Cost of Living Adjustment.

Intentionally deleted.

4.06 Net Lease.

It is the intention of Landlord and Tenant that, except for the costs and expenses specifically provided for herein to the contrary, all costs, expenses and obligations of every kind relating directly or indirectly in any way, foreseen or unforeseen, to Tenant’s use, occupancy, possession, maintenance, repair and replacement of the Leased Premises, or any part thereof, which may arise or become due during the Term shall be paid promptly and in full by Tenant and that Landlord shall be indemnified by Tenant therefrom.

4.07 Security for the Lease.

(a) Tenant shall provide Landlord with, at the time of Tenant’s execution of this Lease, and shall maintain in effect at all times during the Term of this Lease, security in the form of a clean, unconditional and irrevocable letter of credit (“Letter of Credit”) as described below. Landlord may draw on the Letter of Credit, in whole or in part (at Landlord’s option), if: (i) Tenant defaults with respect to any of the terms, conditions or provisions of this Lease on the Tenant’s part to be observed or performed, including but not limited to, the payment of Rent or Additional Rent, and such default continues beyond the applicable cure period, if any, or (ii) Tenant, or anyone holding possession of the Leased Premises through Tenant, holds over in the Leased Premises after the expiration or sooner termination of the Term of this Lease, or (iii) Landlord is given notice that the bank issuing the Letter of Credit is terminating the Letter of Credit, or (iv) the Letter of Credit is scheduled to expire as of the stated date by its terms and is not replaced with a Letter of Credit meeting the criteria set forth in this Section 4.06 at least sixty (60) days prior to the Letter of Credit’s stated expiration date.

(b) Landlord shall have the right to draw down the Letter of Credit and apply the proceeds of the Letter of Credit to the curing of any default by Tenant, including, but not limited to, the payment of Rent or Additional Rent, or the payment of any damages sustained by Landlord due to Tenant’s failure to perform its obligations, including, but not limited to, alteration and repair obligations under Article 7 herein, without prejudice to any other remedy or remedies at law or in equity which Landlord may have on account thereof. Landlord’s right to draw upon the Letter of Credit shall be based upon Landlord’s written statement to the issuer that Tenant is in default under the terms of the Lease and presentation of a sight draft. Upon any such application, Tenant shall, within ten (10) days after Landlord gives Tenant notice thereof, cause the Letter of Credit to be reissued for the full face amount required herein, so that the Letter of Credit will be restored to its original amount. If Landlord draws upon the Letter of Credit it will provide Tenant with notice that a draw has been made setting forth the specific default by Tenant Landlord determined to justify the draw. In the event that any of the proceeds of the Letter of Credit are not applied to cure such default of Tenant, Landlord shall hold such unapplied proceeds as cash security for the full and faithful performance by Tenant.

(c) Any cash proceeds received by Landlord and held as security may be commingled with other funds of Landlord without Landlord being responsible to Tenant for the payment of any interest thereon. If Tenant fully and faithfully complies with all of the terms, covenants and provisions of this Lease, the Letter of Credit and/or any unapplied cash proceeds drawn from the Letter of Credit and held as security for this Lease shall be returned to Tenant, without interest, within thirty (30) days after the expiration of the Term of this Lease and delivery of exclusive possession of the Leased Premises to Landlord.

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(d) The Letter of Credit shall be an unconditional, irrevocable, clean Letter of Credit (which permits partial draws), payable on sight in cash, in favor of Landlord, Landlord’s lender or an assignee of Landlord, at Landlord’s election and shall be in the amount of $500,000.00 for months 1 through 26 of the Term; $375,000.00 for months 27 through 45 of the Term and $250,000.00 for months 46 through 60 of the Term; provided that Tenant’s right to reduce the Letter of Credit is contingent upon Tenant not having been or being in default of the monetary provisions of this Lease. If Tenant is or has been in monetary default, Tenant shall not have the right to reduce the Letter of Credit and the Letter of Credit shall continue to be or be returned to its original amount. The Letter of Credit shall be acceptable to Landlord, acting reasonably with regard to both form and content, and shall be executed by a third-party nationally recognized banking institution (“Bank”) with local offices, acceptable to Landlord, acting reasonably, and Bank shall have an office in Raleigh, North Carolina, available as a designated payment center in order that Landlord may present the Letter of Credit for same-day payment. The Letter of Credit shall be transferable by Landlord or any other beneficiary. The Letter of Credit shall be governed by the International Standby Practices set forth by the International Chamber of Commerce. The Letter of Credit shall either: (i) have an expiration date no earlier than thirty (30) days after the expiration date of the Term of this Lease, or (ii) have an expiration date no earlier than the first anniversary of the date of issuance therefor and shall provide that it shall be automatically renewed from year to year unless terminated by Bank by notice to Landlord given not less than sixty (60) days prior to the then expiration date thereof by certified or registered mail, in which such event Tenant shall, within fifteen (15) days after notice is given to Tenant by Landlord, deliver to Landlord either a substitute letter of credit meeting the requirements herein or cash Security in the Letter of Credit amount. The final expiration date of the Letter of Credit (including any renewals) shall be no earlier than thirty (30) days after the expiration date of this Lease. Tenant’s failure to provide Landlord with the Letter of Credit when due, including any renewal(s) of the Letter of Credit, shall be deemed an event of monetary default under this Lease.

(e) If Landlord at any time requests any reasonable change in the terms, conditions or provisions of the Letter of Credit, Tenant shall promptly cause such Letter of Credit to be so modified. If the Letter of Credit is lost, mutilated, stolen or destroyed, Tenant shall cooperate with Landlord’s efforts to cancel the lost, mutilated, stolen or destroyed Letter of Credit and to replace such Letter of Credit. If the Bank becomes unacceptable to Landlord or if the Bank enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, including any receivership instituted or commenced by the Federal Deposit Insurance Corporation (FDIC), or is otherwise declared insolvent or downgraded by the FDIC, at Landlord’s reasonable discretion, Tenant shall, within fifteen (15) days after notice is given to Tenant by Landlord, deliver to Landlord either a substitute letter of credit meeting the requirements herein or cash security in the Letter of Credit amount. In the event Landlord transfers its interest in the Land and Building to another owner, Landlord may transfer the Letter of Credit to the new owner. If the Letter of Credit is so transferred, Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit, and Tenant shall look solely to the new owner for the return of the Letter of Credit in accordance with the terms of this Lease. If Landlord desires to transfer the Letter of Credit to such new owner, Tenant shall cooperate in effecting such transfer; provided that Landlord shall pay the Bank’s usual and customary fee for transferring such Letter of Credit.

(f) The rights and obligations contained in this Section 4.07 shall survive the expiration or other termination of this Lease.

4.08 Late Charge.

If Tenant fails or refuses to pay any installment of Rent when due, Landlord, shall have the right to collect a late charge of five percent (5%) of the amount of the late payment to compensate Landlord for the additional expense involved in handling delinquent payments and not as interest; provided, however, that the late charge shall be waived by Landlord one (1) time in a calendar year so long as the late Rent is paid within five (5) days of the due date. If the payment of a late charge required by this Section is found to constitute interest notwithstanding the contrary intention of Landlord and Tenant, the late charge shall be limited to the maximum amount of interest that lawfully may be collected by Landlord under applicable law, and if any payment is determined to exceed such lawful amount, the excess shall be applied to any unpaid Rent then due and payable hereunder and/or credited against the next succeeding installment of Rent payable hereunder. If all Rent payable hereunder has been paid in full, any excess shall be refunded to Tenant, in addition to paying any applicable late fee as set forth herein, Tenant shall pay a dishonored check fee of $25.00 and reimburse Landlord for any processing fees charged to Landlord as a result of Tenant’s checks having been returned for insufficient funds.

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ARTICLE 5 - SERVICES

5.01 Services.

(a) From and after the Commencement Date, Tenant shall pay or cause to be paid directly to the supplier all rents, charges and rates for all utility services related to Tenant’s use of the Leased Premises, which may include, without limitation, gas, electricity, water, sewer, telephone, trash removal from the Leased Premises and the like, including all utilities necessary for heating and air conditioning the Leased Premises.

(b) If any utilities are not separately metered or assessed or are only partially separately metered or assessed and are available for use in common with other tenants in the Building, Tenant shall pay to Landlord within ten (10) days of receipt of Landlord’s invoice, a proportionate share of the charges for utilities available for use in common based on square footage of space leased to each tenant using the common facilities. Landlord may install re-registering meters and collect any and all utility charges as aforesaid from Tenant, making returns to the proper public utility company or governmental unit, provided that Tenant shall not be charged more than the rates it would be charged for the same services if furnished directly to the Leased Premises by the companies or governmental units.

(c) At the option of Landlord, any utility or related service which Landlord may at any time elect to provide to the Leased Premises may be furnished by Landlord or any agent employed by or independent contractor selected by Landlord, and Tenant shall accept the same therefrom to the exclusion of all other suppliers so long as the rates charged by the Landlord or by the supplier of the utility or related service are competitive. Notwithstanding the foregoing, Tenant shall have the right to choose its own voice, Internet, and data suppliers,

(d) If Tenant fails to pay any utility bills when due, Landlord shall have the right, after giving Tenant ten (10) days’ notice of Tenant’s failure to pay the utility bills, to thereafter pay the delinquent utility bills. Tenant shall reimburse Landlord, within ten (10) days of receipt of Landlord’s invoice, for the amount of the delinquent utility bills paid by Landlord together with a surcharge of fifteen percent (15%) of the amount due. Such sums shall be added to the Rent next due hereunder and shall become Additional Rent for the purposes hereof. Tenant shall be solely responsible for any janitorial service to the Leased Premises.

5.02 Interruption of Services.

(a) Landlord shall have no liability to Tenant for disruption, interruption or curtailment of any utility service to the Leased Premises, whether or not furnished by Landlord, and in no event shall the disruption, interruption or curtailment constitute constructive eviction or entitle Tenant to an abatement of rent or other charges, nor relieve Tenant from its obligation to fulfill any covenant or agreement hereof.

(b) If (i) the services which Landlord is obligated to provide are continuously interrupted for four (4) consecutive business days after Landlord’s receipt of notice from Tenant (“Interruption”), and (ii) Tenant is unable to conduct business in the Leased Premises, and (iii) Tenant has notified Landlord immediately in writing that Tenant is unable to conduct its business, and (iv) the Interruption is due to the gross negligence or willful misconduct of Landlord, its employees or agents, and such services are not restored by Landlord, if under Landlord’s reasonable control, Tenant shall be entitled to an abatement of Rent for each day Tenant is unable to conduct its business operations in the Leased Premises. The abatement shall begin on the fifth (5th) consecutive business day after Tenant’s delivery to Landlord of the notice of the Interruption and shall end automatically when the services are restored.

(c) If (1) the provisions set forth in Subsection 5.02(b) (i), (ii) and (iii) above have occurred and (2) Landlord has not commenced to correct the Interruption within two (2) consecutive business days of the Interruption, then Tenant shall be entitled, using contractor(s) approved by Landlord, to restore such service in a commercially reasonable manner which restoration shall not,

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in any way, (i) interfere with Landlord’s insurance coverage therefor, (ii) interfere with any other tenants in the Building or Project, (iii) create an additional liability for Landlord, (iv) negatively impact the aesthetics of the Building and Project after completion of the restoration of the service, or (v) negatively affect the structure of the Building or the electrical, mechanical, plumbing or life safety systems of the Building after completion of the restoration of the service. Tenant shall be solely responsible for any liability claims brought by (3) any contractor(s) hired by Tenant and (4) any third party, due to Tenant’s restoration of the service. Landlord shall reimburse Tenant for its reasonable, out-of-pocket costs therefor within thirty (30) days after delivery to Landlord of a reasonably detailed invoice and, if requested by Landlord, receipts, bills, paid affidavits, and appropriate releases of liens, failing which default interest shall accrue thereon from the date due until the date paid at the maximum lawful rate.

5.03 Additional Charges.

In the event that any charge or fee is required after the Commencement Date by the State of North Carolina, or by any agency, subdivision or instrumentality thereof, or by any utility company furnishing services or utilities to the Leased Premises, as a condition precedent to furnishing or continuing to furnish utilities or services to the Leased Premises, the charge or fee shall be deemed to be a utility charge payable by Tenant. The provisions of this Section 5.03 shall include, but not be limited to, any charges or fees for present or future water or sewer capacity to serve the Leased Premises, any charges for the underground installation of gas or other utilities or services, and other charges relating to the extension of or change in the facilities necessary to provide the Leased Premises with adequate utility services. In the event that Landlord has paid any charge or fee after the date hereof, Tenant shall reimburse Landlord for the utility charge with the payment thereof to be Additional Rent for purposes hereof; provided, however, that to the extent such utility charges are incurred for utilities which will serve the entire Building, said utility charges shall be subject to payment pursuant to Section 4.04(b) or Section 4.04(c) hereof, as the case may be, for the particular utility charge.

ARTICLE 6 - USE AND OCCUPANCY

6.01 Use and Occupancy.

(a) Tenant (and its permitted assignees, subtenants, invitees, customers, and guests) shall use and occupy the Leased Premises solely for the purpose that is specified in Subsection 2.01(j), and Tenant may not change said purpose absent Landlord’s prior written agreement, in Landlord’s sole discretion.

(b) Tenant shall not use or occupy the Leased Premises, or permit any portion of the Leased Premises to be used or occupied, for any business or purpose, or in any manner, by any number of persons greater than that specified in Subsection 2.01(j).

(c) Tenant shall not use or occupy the Leased Premises, or permit any portion of the Leased Premises to be used or occupied, for any business or purpose, or in any manner, which (i) is unlawful, disreputable or deemed to be extra-hazardous on account of fire or exposure to or interference from electromagnetic rays and/or fields, (ii) violates the Building Rules, attached hereto as Exhibit D, and as they may be amended, and/or (iii) increases the rate of fire insurance coverage on the Building or its contents.

(d) Tenant shall conduct its business and control its employees and agents and all other persons entering the Building under the express or implied invitation of Tenant, in the manner as not to create any unreasonable nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

(e) Tenant shall not grant any concession or license within the Leased Premises or allow any person other than Tenant, its partners, managers, members, officers, directors, employees and agents to occupy or use the Leased Premises or any portion thereof.

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(f) Landlord shall provide Tenant with the number of unreserved parking spaces set forth in Subsection 2.01(f) of this Lease (which number includes Tenant’s pro rata share of the total number of spaces for the Building designated for handicapped or visitors), at no additional charge. Tenant shall notify Landlord promptly of any additional parking needs, which needs may, in Landlord’s sole discretion, be considered on a case-by-case basis.

(g) Tenant may, at Tenant’s sole cost and expense (with the understanding that Tenant may use a portion of the Allowance, defined in Exhibit C), and with prior written approval from Landlord, and the City of Durham, North Carolina, install Tenant’s logo and identification on the parapet of the Building at or near Tenant’s primary entry. Tenant may also install vinyl identification graphics on the front window adjacent to the front door at the Leased Premises. All signage shall be (i) tastefully and professionally done in a manner consistent with the standard(s) for the Building, (ii) non-exclusive, and (iii) shall be subject to all federal, state, and local statutes, ordinances, codes and regulations. Following the expiration or earlier termination of this Lease, Landlord shall remove all of Tenant’s signage on the parapet of the Building, if any, and repair the Building from any damage caused by the signage, at Tenant’s sole cost and expense.

(h) Tenant must use the Leased Premises in a manner that is consistent with the nature of the Building and not disruptive to other Building tenants. This means that Tenant’s use must not result in unusual or strong odors or noises emanating from the Leased Premises. Tenant must ensure that odors or noises are contained within the Leased Premises. If Landlord has concerns or other tenants complain about odors or noises that appear to be coming from the Leased Premises, Landlord shall have the right to investigate and determine the source of the odors and/or noises subject to the provisions of Section 6.04 hereof. Tenant shall cooperate with Landlord in completing its investigation and upon reasonable prior notice, which may be sent using electronic mail, shall grant Landlord or its agents access to the Leased Premises so that Landlord can determine the source of the odors or noises through testing, investigation or other means. If Landlord determines that the odors or noises are related to Tenant’s activities within the Leased Premises or Building, Landlord shall notify Tenant that its activities are disruptive. If notice is given, Tenant shall immediately cease the activity that causes the odors or noises or find a way to continue the activities in a manner that is not disruptive. Tenant shall be completely and fully responsible for any costs incurred by Landlord in enforcing this provision of the Lease, including testing or other consultant fees incurred in completing Landlord’s investigation. Tenant shall also be responsible for any costs incurred in eliminating or limiting odors and noises, including costs of installing soundproofing materials or other costs. Any remedy considered by Tenant to eliminate the excessive odors or noises must be approved by Landlord prior to installation or implementation.

6.02 Care of the Leased Premises.

(a) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Leased Premises, or the Building or the Project, if applicable, nor permit or suffer any overloading of the floors or other use of the improvements that would place an undue stress on the same or any portion thereof beyond that for which the same was designed, and, except as provided otherwise in Section 7.02 of this Lease, at the expiration or other termination of this Lease, or at the termination of any holdover, Tenant shall deliver the Leased Premises to Landlord in the same condition as existed on the Commencement Date, ordinary wear and tear excepted.

(b) Tenant shall not use, suffer or permit the Leased Premises, or any portion thereof, to be used by Tenant, any third party or the public in the manner as might reasonably tend to impair Landlord’s title to the Leased Premises, or any portion thereof, or in the manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or third persons, or of implied dedication of the Leased Premises, or any portion thereof. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Leased Premises for any claim in favor of any person dealing with Tenant including those who may furnish materials or perform labor for any construction or repairs, and each claim shall affect and each lien shall attach to, if at all, only the interest of Tenant in the Leased Premises. Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Leased Premises, and Tenant shall save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the Leased Premises or Tenant’s interest therein or against the rights, titles and interests of Landlord in the Leased Premises or under the terms of this Lease.

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(c) Tenant shall notify Landlord at least ten (10) business days prior to vacating the Leased Premises and shall arrange to meet with Landlord to jointly inspect the Leased Premises. If Tenant does not give notice or meet for the joint inspection, then Landlord’s inspection of the Leased Premises shall be deemed accurate for the purpose of determining Tenant’s responsibility for repair and restoration of the Leased Premises.

(d) In the event Tenant has not removed all of its equipment and personal property from the Leased Premises at the expiration or other termination of this Lease, the equipment and personal property shall be deemed abandoned and Landlord shall have the right to (i) remove Tenant equipment and personal property from the Leased Premises, and/or (ii) retain, dispose of or sell any or all of Tenant’s equipment and personal property, all without incurring any liability to Tenant whatsoever. Tenant shall be responsible for Landlord’s reasonable costs in removing, retaining, disposing, storing and/or selling Tenant’s abandoned property. Tenant shall pay the costs within ten (10) days of the receipt from Landlord of an invoice for the same.

(e) The rights and obligations contained in this Section 6.02 shall survive the expiration or other termination of this Lease.

6.03 Hazardous or Toxic Materials.

(a) When used herein, the term “Hazardous or Toxic Material(s)” shall include all materials and substances which have been determined to be hazardous to health or the environment and are regulated by applicable federal, state and/or local laws, as the same may be amended from time to time, and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said laws by any governmental or quasi-governmental agency, body or authority having jurisdiction (“Environmental Law(s)”).

(b) Tenant shall not cause or allow to occur any violation of any Environmental Laws on, under or about the Leased Premises, the Building or the Project. Whenever any Environmental Law requires the “owner or operator” to do any act, Tenant shall do the act at its sole cost and expense with respect to matters or conditions arising out of Tenant’s use or occupancy of the Leased Premises.

(c) Tenant shall not cause or allow the receipt, storage, use, generation, manufacture, refining production, processing, location, handling or disposal anywhere in, on, under or about the Leased Premises, the Building or the Project, or the transportation to or from the Leased Premises, the Building or the Project, of any product, material or merchandise which is explosive, highly flammable, injurious to health, or a Hazardous or Toxic Material.

(d) Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Leased Premises of Hazardous or Toxic Materials which are in quantities reasonably necessary for or incidental to Tenant’s normal and customary conduct of business and are in strict compliance with all Environmental Laws.

(e) Landlord acknowledges that Tenant will be using the substances listed in Exhibit F, as the Exhibit may be amended in writing from time to time by the parties, in the Leased Premises, which use shall nevertheless be in accordance with all Environmental Laws. During the Term, Tenant shall provide to Landlord all information regarding the use, generation, storage, transportation and/or disposal of Hazardous or Toxic Materials within ten (10) business days of Landlord’s written request (which request may be sent by electronic mail (e-mail)). If Tenant fails to fulfill any duty imposed under this subsection (e) within said ten (10) business day period, Landlord shall have the right to prepare, and in such case Tenant shall fully cooperate with Landlord in the preparation of, all documents Landlord reasonably deems necessary or appropriate to determine the applicability of any Environmental Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents within five (5) business days of Landlord’s request. No action by Landlord and no attempt(s) made by Landlord to mitigate damages under any Environmental Law shall constitute a waiver of any of Tenant’s obligations under this Lease.

(f) Tenant shall, at Tenant’s own cost and expense: (i) comply with all Environmental Laws, and (ii) make all submissions to, provide all information required by, and comply with all requirements of all governmental and quasi-governmental agencies, bodies and authorities having jurisdiction (the “Authority(ies)”) under the Environmental Laws arising in connection with its obligations under this Section 6.03.

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(g) Should any Authority or any third party demand that a cleanup plan be prepared and that a cleanup be undertaken because any deposit, spill, discharge or other release of Hazardous or Toxic Material(s) occurs during the Term from Tenant’s use or occupancy of the Leased Premises, then Tenant shall, at Tenant’s own cost and expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all of the cleanup plans at Tenant’s own expense, or at Landlord’s option, reimburse Landlord for the cost of each of the foregoing.

(h) In addition to the foregoing, Tenant acknowledges that Landlord shall have the right to obtain a report from an independent third-party consultant that is satisfactory to Landlord, in a form that provides detailed information about the extent to which any Hazardous or Toxic Materials are present in the Leased Premises and that includes a warranty of the accuracy of the information provided, at the request of Landlord at least sixty (60) days prior to the scheduled Expiration Date (as such may be extended per written agreement between Landlord and Tenant) or other termination of this Lease. In the event such report indicates the presence of any Hazardous or Toxic Materials in the Leased Premises above the levels established by the applicable Authorities, Tenant shall (i) reimburse Landlord for all cost and expense incurred by Landlord in obtaining the report, (ii) arrange for the clean-up of the Leased Premises by a company that is satisfactory to Landlord, in strict and complete compliance with all applicable Environmental Laws, prior to the Expiration Date or other termination of this Lease, at Tenant’s sole cost and expense, and (iii) arrange to have the Leased Premises re-inspected by the consultant and to have another report issued at Tenant’s sole cost and expense. Tenant’s responsibility to arrange and pay for the clean-up(s) and re-inspection(s) shall continue until the consultant’s report warrants that the Leased Premises are completely free of Hazardous or Toxic Materials or that the residue levels of any Hazardous or Toxic Materials are within legal limits.

(i) The rights and obligations contained in this Section 6.03 shall survive the expiration or other termination of this Lease.

6.04 Entry for Repairs and Inspection.

(a) Subject to the provisions of Sections 6.04(b) and (c) below, Tenant shall permit Landlord and its contractors, agents and representatives to enter into and upon any part of the Leased Premises at all reasonable hours to provide maintenance as required under this Lease, and to inspect the same, make repairs, or show the same to prospective tenants, lenders or purchasers, and for any other purpose as Landlord may deem necessary or desirable. Tenant shall not be entitled to any abatement or reduction of Rent by reason of entry by Landlord. In the event of an emergency, when entry to the Leased Premises shall be necessary, and if Tenant shall not be personally present to open and permit entry into the Leased Premises, Landlord or Landlord’s agent may enter the same by master key, code, card or switch, or may forcibly enter the same, without rendering Landlord or the agents liable therefor, and without, in any manner, affecting the obligations and covenants of this Lease.

(b) Notwithstanding the foregoing, Landlord understands and agrees that Tenant will be conducting sensitive research and development in the Leased Premises and that valuable and confidential trade secrets and records will be located in the Leased Premises. As a result, Landlord agrees that except in an emergency situation where immediate, unannounced access and entry into the Leased Premises is necessary in order to avoid serious injury to persons or to the Building, Landlord shall notify Tenant at least twenty-four (24) hours in advance that Landlord intends to enter the Leased Premises and obtain the prior consent of Tenant for such entry, which consent shall not be unreasonably withheld, delayed, or conditioned. Further, except in emergency situations, Tenant shall have the right to have personnel or agents of Tenant accompany any person entering the Leased Premises on behalf of, or with, Landlord or any employee, agent, or contractor of Landlord. For the purpose of this provision, notice may be given orally or by electronic mail.

(c) Except in emergency situations where physical access is necessary in order to avoid serious injury to persons or to the Building, Landlord’s access to assembly areas and clean rooms and clean room staging areas, shall be limited to inspecting and observing such areas through windows, and Landlord shall have no obligation to provide janitorial or other maintenance services with respect thereto, except when requested by Tenant and Tenant provides access thereo to Landlord or Landlord’s employees or contractors.

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6.05 Compliance with Laws; Rules of Building.

(a) Tenant shall comply with, and Tenant shall cause its employees and agents and all other persons entering the Building under the express or implied invitation of Tenant to comply with, all laws, ordinances, orders, rules, regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof), and any recorded covenants, conditions and restrictions of the Project, which relate to the use, condition or occupancy of the Leased Premises, the Building or the Project, including, without limitation, all local, state and federal environmental laws, and the Building Rules, attached hereto and incorporated herein as Exhibit D, as they are reasonably altered by Landlord from time to time.

(b) Landlord represents and warrants, to the best of its knowledge and based upon no independent investigation that, as of the date of this Lease, Landlord has complied with all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Building, including the Americans with Disabilities Act of 1990 (“ADA”) and Hazardous or Toxic Materials. During the Term, at its sole cost and expense, which may be included as an TICAM Expense item (except for any capital expense item), Landlord shall perform such work as may be required to avoid the Building being in violation of any federal, state, and local laws, regulations, codes or ordinances, including without limitation the Americans with Disabilities Act of 1990, and laws relating to Hazardous or Toxic Materials. During the Term, at its sole cost and expense, from and after the Commencement Date, Tenant shall ensure that the Leased Premises are not in violation of any federal, state, and local laws, regulations, codes or ordinances, including without limitation the Americans with Disabilities Act of 1990, and laws relating to Hazardous or Toxic Materials; provided, however, that to the extent such compliance consists of the construction of permanent improvements to the Leased Premises which are generic in nature and not rendered necessary by Tenant’s specific use of the Leased Premises, the costs and expenses incurred by Tenant shall be included as a TICAM Expense subject to Section 4.04(b) hereof. Tenant shall not be liable for any law, regulation, code or ordinance violation that exists as of the Commencement Date, except to the extent that Landlord’s obligation to comply with the law, regulation, code or ordinance is triggered by Tenant’s use of the Leased Premises, Alterations made by or on Tenant’s behalf or Tenant’s acts.

6.06 Access to Building.

(a) Subject to Section 6.01 and the other terms and conditions set forth below, Tenant and its employees shall have access to the Building and the Leased Premises twenty-four (24) hours a day, three hundred sixty-five (365) days per year; provided that Landlord shall have the right to restrict access in the event of an emergency for safety and/or health reasons. Tenant shall have no right of access to the roof of the Leased Premises or the Building or to the roof of any building in the Project, except as set forth in subsection (d) below and Exhibit H.

(b) Tenant expressly agrees that neither Landlord nor Landlord’s partners, managers, members, agents, officers, directors, or employees shall be liable to Tenant or Tenant’s partners, managers, members, agents, officers, directors and employees or to any person entering the Leased Premises, Building or Project under the express or implied invitation of Tenant for any injury, death, loss or damage arising out of any crime attempted or committed in the Leased Premises, Building or Project.

(c) INTENTIONALLY OMITTED.

(d) Subject to Landlord’s prior consent, Tenant may use the Building shafts or conduits between the Leased Premises and other parts of the Building (including the roof) and existing utility easements serving the Building for the installation and maintenance of conduits, cables, ducts, pipes and other devices for communications, data processing devices, supplementary heating, ventilating and air conditioning and other facilities (“facilities”) consistent with Tenant’s use of the Leased Premises and other portions of the Building. Tenant shall also have the right to connect its own fiber optics to the Building subject to the provisions of this Subsection 6.06(d). Tenant shall be required at its sole cost and expense to repair any damage done to the Building or the utility easements serving the Building with regard to the installation or maintenance of the facilities. Tenant shall also be required at its sole cost and expense to remove any facilities installed, including any related wiring and cabling, and to restore the areas from which removal occurred, upon the expiration or termination of this Lease.

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6.07 Peaceful Enjoyment.

Tenant shall and may peacefully have, hold and enjoy the Leased Premises without interference from any party claiming by or through Landlord, subject to the terms of this Lease, provided Tenant pays the Rent and other sums required to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest in the Building. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Leased Premises; provided, however, that Landlord shall use its reasonable best efforts to enforce the Building Rules. Notwithstanding the foregoing, in the event Landlord’s title to the real property upon which the Building and the common areas are located is determined to be encumbered other than as appears in First American Title Insurance Company Owners Policy No. FA-32-244763 and of public record subsequent to the date and time of such policy and Tenant’s use of the Leased Premises is materially and adversely affected thereby, if Landlord does not cure said matter within thirty (30) days after written notice from Tenant, then Tenant shall be entitled to terminate this Lease and Landlord shall reimburse Tenant its commercially reasonable relocation expenses together with the then net book value of any Alterations made by Tenant at Tenant’s sole cost and expense.

6.08 Relocation.

INTENTIONALLY OMITTED

ARTICLE 7 - CONSTRUCTION, ALTERATIONS AND REPAIRS

7.01 Tenant Improvements.

The Leased Premises shall be delivered to Tenant “as is” and without improvements or alterations, except as provided otherwise in Exhibit C. Any increases in taxes resulting from higher valuations of the Building attributable to the Tenant Improvements, as defined in Exhibit C, or alterations in excess of typical fitups in the Building shall be paid by Tenant as Additional Rent.

7.02 Alterations.

(a) Tenant shall make no alterations, installations, additions or improvements (including demolition of existing walls) (any of the foregoing, the “Alterations”) in, on or to the Leased Premises without Landlord’s prior written consent. Tenant shall notify Landlord in the event that it wants to make Alterations to the Leased Premises. A description of the desired Alterations shall be included with the notice. Unless Landlord agrees otherwise, any approved Alterations shall be completed on Tenant’s behalf by architects, engineers, workmen and/or contractors hired by Landlord. Tenant shall have the right to approve pricing for any Alterations completed on its behalf. All of the work shall be designed and made in a manner (including, but not limited to, obtaining all applicable permits), by architects, engineers, workmen and contractors, satisfactory to Landlord and completed in accordance with the requirements of (c) below. Except as provided otherwise herein, and excepting all clean rooms and equipment related thereto which shall, for all purposes, remain the exclusive personal property of Tenant and removeable by Tenant provided Tenant, at Tenant’s sole cost and expense, repairs any damage to the Building resulting from such removal, all Alterations (including, without limitation, partitions, millwork, fixtures and heating, ventilating and air conditioning modifications) made to the Leased Premises by or for Tenant shall remain upon and be surrendered with the Leased Premises and become the property of Landlord at the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Leased Premises. Upon the expiration or termination of the Lease or Tenant’s right to possess the Leased Premises, Tenant shall be required to remove (or reconstruct in the instance of the demolition of walls) any Alterations made and restore the area from which the removal (or reconstruction) occurred with regard to any Alterations, unless otherwise requested or agreed to by Landlord.

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(b) In addition to the foregoing, Tenant shall, within fifteen (15) days of Landlord’s written request, provided the Landlord request is made within three (3) months after the expiration, earlier termination of this Lease, or end of any holdover, remove all telephone, data wiring and fire suppression systems installed by Tenant from and for the Leased Premises, and Tenant shall repair any damage to the Leased Premises or Building caused by any removal. Tenant shall bear the costs of removal of Tenant’s property from the Building and of all resulting repairs thereto.

(c) Subject to Section 7.03, all Alterations performed in, on or to the Leased Premises must have Landlord’s prior approval and shall (i) not alter the exterior appearance of the Building or adversely affect the structure, safety, systems or services of the Building; (ii) comply with all (A) Building safety, fire and other regulations, (B) governmental codes and permitting requirements and (C) insurance requirements; (iii) not result in any usage in excess of Building-standard of water, electricity, gas, heating, ventilating or air conditioning, (either during or after the work) unless prior written arrangements satisfactory to Landlord are entered into; (iv) be completed promptly and in a good and workmanlike manner; (v) be performed in a manner that does not cause interference or disharmony with any labor used by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; (vi) not cause any mechanic’s, materialman’s or other liens to attach to Tenant’s leasehold estate, and (vii) include a construction management fee for Landlord of five percent (5%) of the total cost of the Alterations. Tenant shall not permit, or be authorized to permit, any liens (valid or alleged) or other claims to be asserted against Landlord or Landlord’s rights, estates and interests with respect to the Building, the Project or this Lease in connection with any work done by or on behalf of Tenant, and Tenant shall indemnify and hold Landlord harmless against any liens.

(d) The rights and obligations contained in this Section 7.02 shall survive the expiration or other termination of this Lease.

7.03 Maintenance and Repairs by Tenant.

Tenant, at its sole cost and expense and at all times, throughout the term of this Lease, shall take good care of the Leased Premises, and shall keep the same safe and in good order, condition and repair, and irrespective of such agreement to repair, shall make and perform all routine maintenance thereof and all necessary repairs thereto, which are nonstructural, ordinary and extraordinary, foreseen and unforeseen, and of every nature, kind and description, but excluding the items listed in Sections 4.04 (b) (9) and (10). Notwithstanding anything to the contrary in this Lease, Tenant shall also maintain its exterior heating, ventilating and air conditioning systems, as well as any other improvements installed for or by Tenant in or on the exterior of the Building which are not used by other tenants in the Building. Further, Tenant shall keep the Leased Premises safe for human occupancy and use. When used in this Section 7.03, “repairs” shall include all necessary replacements, renewals, alterations, additions and betterments. All repairs made by Tenant shall be at least equal in quality and cost to the original work and shall be made by Tenant in accordance with all laws, ordinances and regulations, whether heretofore or hereafter enacted. The necessity for or adequacy of maintenance and repairs shall be measured by the standards which are appropriate for improvements of similar construction and class, provided that Tenant shall in any event make all repairs necessary to avoid any structural damage or other damage or injury to the Leased Premises.

7.04 Maintenance/Service Contract.

Tenant, at its own cost and expense, covenants and agrees to enter into regularly scheduled preventative maintenance/service contracts with maintenance contractors for servicing any heating, ventilating, and air conditioning systems and other equipment which would benefit therefrom which are within or are serving the Leased Premises. Each maintenance contractor and contract must be approved in advance by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Leased Premises. Tenant’s duty to maintain its heating, ventilating and air conditioning systems shall specifically include the duty to inspect such systems, to replace filters as recommended and to perform other recommended periodic servicing.

7.05 Tenant’s Waiver of Claims Against Landlord.

Except as otherwise provided herein and except for the common areas, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about or to the Leased Premises or any improvements hereafter erected thereon. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement,

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maintenance and management of the Leased Premises and all improvements hereafter erected thereon, and Tenant hereby waives any rights created by any law now or hereafter in force to make repairs to the Leased Premises or improvements hereafter erected thereon at Landlord’s expense.

7.06 Landlord’s Right to Effect Repairs.

If Tenant should fail to perform any of its obligations under this Article 7, then Landlord may, if it so elects, in addition to any other remedies provided herein, effect the repairs and maintenance. Any sums expended by Landlord in effecting the repairs and maintenance shall be due and payable, immediately upon receipt of Landlord’s invoice therefor, together with an additional charge of fifteen percent (15%).

7.07 Tenant’s Right to Effect Repairs.

If Landlord should fail to perform any of its obligations under this Lease and the failure continues for more than twenty (20) days after notice from Tenant of the failure, then Tenant may, if it so elects, and upon notice to Landlord, effect the repairs and maintenance, and any sums expended by Tenant in doing same shall be credited against the next installments of Monthly Base Rent owed by Tenant under this Lease.

ARTICLE 8 - CONDEMNATION, CASUALTY, INSURANCE AND INDEMNITY

8.01 Condemnation.

If all or substantially all of the Leased Premises or the common areas including, but not limited to parking areas, or any property within or without the Project which materially and adversely affects access to and from the Leased Premises from and to publicly maintained streets and highways is taken by virtue of eminent domain or for any public or quasi-public use or purpose, this Lease shall terminate on the date the condemning authority takes possession. If only a part of the Leased Premises is so taken, or if a portion of the Building not including the Leased Premises is taken, this Lease shall, at the election of Landlord, either (i) terminate on the date the condemning authority takes possession by giving notice thereof to Tenant within thirty (30) days after the date of the taking of possession or (ii) continue in full force and effect as to that part of the Leased Premises not so taken, in which case Rent shall be reduced on a square footage basis by the amount of square footage of the Leased Premises taken or condemned. All proceeds payable from any taking or condemnation of all or any portion of the Leased Premises and the Building shall belong to and be paid to Landlord, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such awards. Tenant shall have no, and waives any, claim against Landlord and the condemnor for the value of any unexpired term. Tenant shall have the right to pursue a condemnation award from the condemning party, but only to the extent that Tenant’s award (A) is separately stated, and (B) does not diminish any award to Landlord.

8.02 Damages from Certain Causes.

Landlord shall not be liable or responsible to Tenant for any injury, loss, damage or inconvenience to any person, property or business occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition order of governmental body or authority, or any other cause beyond Landlord’s control.

8.03 Fire or Other Casualty.

(a) In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give written notice thereof to Landlord.

(b) If more than fifty percent (50%) of the Leased Premises or the Building is damaged by fire or other casualty, Landlord shall have the right, but not the duty, to terminate this Lease or to repair the Leased Premises or the Building, as the case may be, with reasonable dispatch, subject to delays resulting from adjustment of the loss and any other cause beyond Landlord’s reasonable control. If fifty percent (50%) or less of the Leased Premises or the Building is damaged by fire or other casualty, Landlord shall have the duty to repair the Leased Premises or the Building, as the case may be, with reasonable dispatch, subject to delays resulting from adjustment of the loss and any other cause beyond Landlord’s reasonable control. Within thirty (30) days after the date of such casualty, Landlord shall, in writing, inform Tenant of Landlord’s good-faith estimate of the time that will be necessary to perform the necessary repairs. In the event that Landlord’s good-faith estimate of the time to perform such repairs is

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more than one hundred eighty (180) days, or in the event Landlord does not perform such repairs within said one hundred eighty (180) day period except for reasons beyond Landlord’s reasonable control, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to the completion of said repairs.

(c) Anything in this Lease to the contrary notwithstanding, Landlord shall not be required, but rather it shall be Tenant’s duty, to repair or replace any of the following: (i) furniture, furnishings or other personal property which Tenant may be entitled to remove from the Leased Premises and (ii) any installations in excess of those improvements made to the Leased Premises by Landlord or at Landlord’s expense. Until Landlord’s repairs are completed, the Rent shall be abated in proportion to the portions of the Leased Premises, if any, which are untenantable. Notwithstanding anything contained in this Section, Landlord shall only be obligated to restore or rebuild the Leased Premises to improvements made to the Leased Premises by Landlord or at Landlord’s expense, and Landlord shall not be required to expend more funds than the amount received by Landlord from the proceeds of any insurance carried by Landlord. Notwithstanding the preceding, Landlord shall have no duty to restore, repair, replace or rebuild the Leased Premises in the event that any mortgagee of Landlord should require that insurance proceeds received as a result of the fire or other casualty be applied to payment of the mortgage debt, and, in such event, Landlord shall have the right to terminate this Lease immediately.

8.04 Insurance Policies.

(a) Landlord shall maintain (i) policies of insurance covering damage to the Leased Premises and all tenant improvements provided by Landlord or at Landlord’s expense in the amount of not less than one hundred percent (100%) of the replacement value thereof providing protection against all perils included within the classification of fire and extended coverage, including endorsements for vandalism, malicious mischief, and fire sprinkler leakage; (ii) a policy or policies of commercial general liability insurance, the insurance to afford minimum protection (which may be effected by primary or excess coverage) of not less than $3,000,000.00 for personal injury or death in any one occurrence and of not less than $1,000,000.00 for property damage in any one occurrence; and (iii) a policy or policies of loss-of-rent/business interruption insurance covering the full amount of Rent due under this Lease for a period of twelve (12) months from the date of the interruption. Tenant shall reimburse Landlord for the cost of the premiums for all of the insurance policies, which premiums shall be payable upon demand as Additional Rent hereunder.

(b) Tenant shall, at its expense, maintain in full force and effect during the Term (i) standard fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises and on any leasehold improvements that are paid for by Tenant (excluding any improvements paid for through the use of a Landlord-provided allowance) and all other additions and improvements (including fixtures) made by Tenant; and (ii) a policy or policies of commercial general liability insurance, such policy or policies to afford, through primary and/or excess coverage, minimum protection of not less than Three Million Dollars ($3,000,000.00) for bodily injury and/or property damage, including personal injury, in any one occurrence.

(c) Each insurance policy required to be maintained by Tenant under this Lease shall (i) be issued by and binding upon a solvent insurance company licensed to conduct business in the State of North Carolina and rated A-:VIII or better by Best’s Key Rating Guide, (ii) have a deductible of no more than Twenty-five Thousand Dollars ($25,000.00), (iii) have all premiums fully paid on or before the due dates, (iv) name Landlord, and any other persons or entities as Landlord may from time to time designate, as additional insured(s) without restriction, and state that neither Landlord nor any other designated person or entity shall be responsible for the payment of any premiums for the insurance policy, (v) provide that it shall not be cancelable and that the coverage thereunder shall not be reduced without at least ten (10) days advance notice to Landlord, (vi) contain a provision whereby the insurer waives all rights of subrogation against Landlord, and Landlord’s partners, managers, members, officers, directors, employees, agents and assigns, and (vii) state that coverage provided by Tenant shall be primary to any other insurance that Landlord may carry.

(d) Tenant shall deliver to Landlord certified copies of all policies or, at Landlord’s option, certificates of insurance in a form satisfactory to Landlord not less than fifteen (15) days prior to the Commencement Date and, also, the expiration of the then-current policies.

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(e) If, in the written opinion of Landlord’s insurance advisor, the amount or scope of the coverage is deemed inadequate at any time during the Term, Tenant shall increase the coverage to such amounts or scope as Landlord’s insurance advisor deems adequate.

8.05 Waiver of Subrogation Rights.

(a) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby (i) waives any and all rights of recovery, claims, actions or causes of action, including defense costs, against the other, its agents, members, managers, partners, shareholders, officers and employees, for any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, or any personal property of the party therein, by reason of fire, the elements, and any other cause which is insured against under the terms of the standard fire and extended coverage insurance policies referred to in Section 8.04 hereof, only to the extent of recovery for same under said insurance policies since this waiver is not intended to nor shall it release a party from its indemnification obligations as set forth in this Article 8, and regardless of cause or origin, including but not limited to the sole or contributory negligence of the other party hereto, its agents, members, managers, officers, partners, shareholders or employees, and (ii) covenants that no insurer shall hold any right of subrogation against such other party.

(b) If the respective insurers of Landlord and Tenant do not permit a waiver without an appropriate endorsement to such party’s insurance policy, Landlord and Tenant shall notify the insurers of the waiver set forth herein and shall secure from each such insurer an appropriate endorsement to its respective insurance policy concerning the waiver, and if insurance policies with waiver of subrogation provisions are obtainable only at a premium, the party seeking the policy shall pay that additional premium.

(c) This provision shall survive the expiration or other termination of this Lease.

8.06 Indemnity/Waiver of Liability.

(a) Landlord shall not be liable to Tenant or Tenant’s partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any person entering the Leased Premises, Building or Project under the express or implied invitation of Tenant, for any damage or injury to person or property or Tenant’s business arising out of (i) negligence of, or willful misconduct by, Tenant, its partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any other person entering the Leased Premises, Building or Project under the express or implied invitation of Tenant and/or (ii) any breach by Tenant of its covenants and obligations under any Article of, and/or Exhibit to, this Lease, and, subject to the insurance requirements and mutual waivers of subrogation set forth in this Lease, Tenant agrees to indemnify and hold harmless Landlord and its successors and assigns and their respective partners, managers, members, agents, officers, directors, and employees from and against all claims, damages, losses, liabilities, lawsuits, costs and expenses for any damage or injury, including, without limitation, court costs, and actual, reasonable attorneys’ fees and costs of investigation resulting from the same.

(b) Subject to the insurance requirements and mutual waivers of subrogation rights set forth in this Lease, Landlord shall indemnify and hold Tenant harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including, without limitation, court costs, and actual, reasonable attorneys’ fees and costs of investigation) arising out of any negligence of, or willful misconduct by, Landlord, or any of its partners, managers, members, officers, directors, employees, shareholders, agents or contractors. Tenant’s failure to obtain any insurance coverage required under the terms of this Lease shall void Landlord’s indemnity obligation to the extent the insurance would have provided coverage for the claim. Landlord’s failure to obtain any insurance coverage required under the terms of this Lease shall void Tenant’s indemnity obligation to the extent the insurance would have provided coverage for the claim.

(c) The indemnification and hold harmless obligations of Section 8.06(a) and (b) are expressly conditioned on the following: (i) that the indemnifying party is notified promptly by the party requesting indemnification of any claim or demand and if the claim or demand is made by a third party; (ii) that the indemnifying party has sole control of the defense of any action or settlement or compromise; and (iii) that Landlord and Tenant cooperate with each other in a reasonable way to facilitate the settlement or defense of the claim or demand.

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(d) Landlord’s and Tenant’s respective rights and obligations under this Section 8.06 shall survive the expiration or other termination of this Lease.

8.07 Limitation of Landlord’s Personal Liability.

Tenant shall look solely to Landlord’s interest in the Building and the Land for the recovery of any judgment against Landlord, and Landlord, its partners, managers, members, officers, directors, employees, shareholders and agents shall never be personally liable for any such judgment. The provisions contained in the foregoing sentence are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of liability insurance maintained by Landlord.

8.08 Survival of Article 8.

The rights and obligations contained in this Article 8 shall survive the expiration or other termination of this Lease.

ARTICLE 9 - LANDLORD’S LIEN, DEFAULT, REMEDIES AND SUBORDINATION

9.01 Default by Tenant.

(a) Any failure by Tenant to fully and completely perform or comply with any covenant, condition, term or provision on the part of Tenant to be performed or complied with under any Article of, and/or Exhibit to, this Lease shall constitute a breach of this Lease.

(b) Landlord shall have the right to treat the occurrence of any one or more of the following events as a default under this Lease (provided, no levy, execution, legal process or petition as set forth in Subsections (3) through (7) below filed against Tenant shall constitute a default under this Lease if Tenant shall vigorously contest the same by appropriate proceedings, and shall remove or vacate the same within sixty (60) days from the date of its creation, service or filing):

(1)	Tenant does not pay Rent or any other sum required to be paid by Tenant under this Lease when due; provided, however, that one (1) time in a calendar year Tenant shall not be in default of this Lease if a payment is late, but it pays the amount due within five (5) days of the due date; or

(2)	Tenant does not perform or comply with any covenant, condition, term or provision on the part of Tenant to be performed or complied with under any Article of, and/or Exhibit to, this Lease, and (i) such non-performance or non-compliance continues for thirty (30) days after notice to Tenant or, if such performance or compliance cannot reasonably be completed within said thirty (30) day period, Tenant does not commence said performance or compliance within said thirty (30) day period and diligently pursue the same to completion; or

(3)	the interest of Tenant under this Lease is levied on under execution or other legal process; or

(4)	any petition is filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations; or

(5)	any petition is filed to reorganize or modify Tenant’s debts or obligations; or

(6)	any petition is filed to reorganize or modify Tenant’s capital structure; or

(7)	Tenant is declared insolvent according to law; or

(8)	any assignment of Tenant’s property is made for the benefit of creditors; or

(9)	a receiver or trustee is appointed for Tenant or its property; or

(10)	Tenant vacates or abandons the Leased Premises or any part thereof at any time during the Term for a period of fifteen (15) or more continuous days; or

(11)	Tenant is a corporation and Tenant ceases to exist as a corporation in good standing in the state of its incorporation; or

(12)	Tenant is a partnership or other entity and Tenant is dissolved or otherwise liquidated.

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(c) If any event of default by Tenant occurs as described in this Section 9.01 (unless the default is cured to the satisfaction of Landlord and the Lease is not terminated), then any option(s) which Tenant may have for the modification of the Term or of the Leased Premises or otherwise pursuant to this Lease shall automatically and immediately terminate and shall be of no further force or effect.

9.02 Landlord’s Remedies.

Upon the occurrence of any default by Tenant under Section 9.01, Landlord shall have the right to do and perform any one or more of the following, in addition to, and not in limitation of, any other right or remedy permitted Landlord under this Lease or at law or in equity:

(a) Continue this Lease in full force and effect through the stated Term of this Lease, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due;

(b) Terminate this Lease and repossess the Leased Premises or terminate Tenant’s right to possession without terminating this Lease and, under either circumstance, be entitled to recover as damages a sum of money equal to the total of the following:

(1)	the cost of recovering the Leased Premises (including, but not limited to, actual, reasonable attorneys’ fees and costs of suit); and

(2)	the then present value (discounted at a rate equal to the then issued treasury bill having a maturity approximately equal to the remaining Term of this Lease had the default not occurred) of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of the termination and ending with the Expiration Date of the Term as originally scheduled hereunder, minus (ii) the aggregate rental value of the Leased Premises for the same period as estimated by an independent third party real estate appraiser holding an MAI designation selected by Landlord and reasonably satisfactory to Tenant and who is licensed in North Carolina, who has at least ten (10) years experience immediately prior to the date in question in evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation; and

(3)	the reasonable costs and expenses of removing and storing any of Tenant’s or any other occupant’s property left in the Leased Premises, Building or Project after the date of Lease termination or after the date of termination of possession; and

(4)	the reasonable costs and expenses of refurbishing the Leased Premises to the condition necessary to attempt to re-lease the Leased Premises at the prevailing market rental rate, normal wear and tear excepted; and

(5)	any brokerage fees or commissions payable by Landlord in connection with any re-leasing or attempted re-leasing; and

(6)	all administrative costs and expenses in connection with any re-leasing or attempted re-leasing; and

(7)	any increase in insurance premiums caused by the vacancy of the Leased Premises; and

(8)	the amount of any of the following unamortized costs and expenses: leasing commissions, Rent concessions, tenant improvement expenses, Tenant Improvement allowance or any other allowances, and concessions previously made by Landlord to Tenant; and,

(9)	any other sum of money, and damages owed by Tenant to Landlord, plus interest on (1) through (7) above at the rate of the lesser of eighteen percent (18%) per annum or the highest rate allowed by applicable law.

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(c) File suit to recover any sums falling due under the terms of this Section 9.02, from time to time within the applicable statutes of limitation, and no delivery to or recovery by Landlord of any portion due Landlord shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord;

(d) Enter upon the Leased Premises and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease plus fifteen percent (15%) of the cost to cover overhead, and Tenant expressly agrees that Landlord shall not be guilty of trespass or liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 9.02 shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform the obligations;

(e) Without waiving the default, apply all or any part of any Security;

(f) Change all door locks and other security devices of Tenant at the Leased Premises, the Building and/or the Project, and Landlord shall not be required to provide the new key or security device to Tenant except during Tenant’s regular business hours, and only upon the condition that Tenant has cured any and all defaults hereunder, and in the case where Tenant owes Rent to Landlord, reimbursed Landlord for all Rent and other sums due Landlord hereunder. Landlord, on terms and conditions satisfactory to Landlord in its sole, reasonable discretion, may upon request from Tenant’s employees, enter the Leased Premises for the purpose of retrieving therefrom personal property of such employees; however, Landlord shall have no obligation to do so.

(g) Request Tenant’s written acknowledgement (to be provided to Landlord within ten (10) business days of Landlord’s request) that Tenant, through its default, has released possession of the Leased Premises and that Landlord has the right to lease the Leased Premises to a third party.

9.03 Mitigation of Damages.

(a) Landlord shall use commercially reasonable efforts to re-lease the Leased Premises and otherwise mitigate Landlord’s damages under this Lease. Landlord shall be deemed to have used objectively reasonable efforts to fill the Leased Premises by advising Landlord’s leasing agent of the availability of the Leased Premises and advising at least one (1) outside commercial brokerage entity of the availability of the Leased Premises; provided, however, that Landlord shall not be obligated to re-lease the Leased Premises before leasing any other unoccupied portions of the Building, Project and any other property under the ownership or control of Landlord.

(b) Tenant hereby expressly agrees that Tenant’s failure to provide the acknowledgement described in Section 9.02(g) will impair Landlord’s ability to mitigate its damages by re-leasing the Leased Premises.

(c) If Landlord receives any payments from the re-leasing of the Leased Premises, any such payments shall reduce the damages to Landlord as provided in Subsection 9.02 (b) and elsewhere in this Lease.

9.04 Rights of Landlord in Bankruptcy.

Nothing in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 9. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, the trustee or Tenant shall, in the time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant outstanding as of the date this Lease is so affirmed and provide to Landlord the adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

Keystone Technology Park

9.05 Non-Waiver.

Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive the default and Landlord shall have the right to declare any such default at any time prior to the cure thereof by Tenant and take such action as might be lawful or authorized in this Lease or at law or in equity.

9.06 Attorney’s Fees.

Upon the occurrence of any default by Tenant under Section 9.01, Landlord shall have the right to arrange for legal representation regarding the enforcement of all or any part of this Lease, the collection of any Rent or other sums due or to become due, or recovery of the possession of the Leased Premises, and Tenant shall reimburse Landlord for all actual, reasonable attorneys’ fees, whether suit is actually filed or not, and any costs of investigation and court costs.

9.07 Subordination; Estoppel Certificate.

(a) This Lease is and shall be subject and subordinate to any and all ground or similar leases affecting the Building, and to all mortgages which may now or hereafter encumber or affect the Building and to all renewals, modifications, consolidations, replacements and extensions of any such leases and mortgages; provided that (i) said ground lease(s) or mortgage(s) provide that, for so long as Tenant is not in default of this Lease, Tenant’s possession of the Leased Premises shall not be disturbed, as provided in Subsection 9.07(f), and (ii), at the option of any such landlord or mortgagee, this Lease shall be superior to the lease or mortgage of such landlord or mortgagee.

(b) The provisions of this Section shall be self-operative and shall require no further consent or agreement by Tenant. Tenant shall, however, execute and return any estoppel certificate (substantially in the form attached hereto as Exhibit E), subordination agreement, consent or other agreement reasonably requested by any such landlord or mortgagee, or by Landlord, within ten (10) days after receipt of same.

(c) With respect to any mortgage entered into by Landlord after the execution of this Lease, Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement from such mortgagee.

(d) In the event Tenant does not execute and return the documents in accordance with this Section 9.08, Tenant shall be deemed to have ratified the documents, and the information contained therein shall be deemed to be correct and binding upon Tenant.

(e) Tenant shall, at the request of Landlord or any mortgagee of Landlord secured by a lien on the Building or any landlord to Landlord under a ground lease of the Building, furnish the mortgagee and/or landlord with notice of any default by Landlord at least sixty (60) days prior to the exercise by Tenant of any rights and/or remedies of Tenant hereunder arising out of the default.

(f) Landlord agrees to use commercially reasonable efforts to obtain for Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) from its existing or future lender on the lender’s standard form. Tenant shall be responsible for the payment of any lender fee associated with the SNDA. Landlord’s failure or inability to obtain an SNDA as aforesaid shall not constitute a default under the Lease.

9.08 Attornment.

Subject to the provisions of Section 9.07(a) hereof, if any ground or similar lease or mortgage is terminated or foreclosed, Tenant shall, upon request, attorn to the landlord under the lease or the mortgagee or purchaser at such foreclosure sale, as the case may be, and execute instrument(s) confirming the attornment. In the event of a termination or foreclosure and upon Tenant’s attornment as aforesaid, Tenant shall automatically become the tenant of the successor to Landlord’s interest without change in the terms or provisions of this Lease; provided, the successor to Landlord’s interest shall not be bound by any payment of rent for more than one month in advance except prepayments of Security for the Lease, if any. Notwithstanding the foregoing, no mortgagee shall be bound by any amendments or modifications of this Lease made without the mortgagee’s written consent while the mortgagee is holding a mortgage on the Building.

Keystone Technology Park

9.09 Accord and Satisfaction.

No payment by Tenant or receipt by Landlord of an amount less than is due under this Lease shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due, nor shall any endorsement or statement on any check or payment in any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall have the right to accept any check or payment without prejudice to Landlord’s right to recover the balance of the amount or to pursue any other remedy available to Landlord.

9.10 Survival of Article 9.

The rights and obligations contained in this Article 9 shall survive the expiration or other termination of this Lease.

ARTICLE 10 - ASSIGNMENT AND SUBLEASE

10.01 Assignment or Sublease.

(a) Tenant shall not, voluntarily, by operation of law, or otherwise, (i) assign, transfer, mortgage, pledge, or otherwise transfer or encumber (collectively, “assign”) all or any part of Tenant’s right and interest in this Lease or in the Leased Premises or (ii) sublease the Leased Premises or any part thereof without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, delay, or condition, and any attempt to do any of the foregoing without the written consent shall be null and void and shall constitute a default under this Lease. Notwithstanding the foregoing, Landlord hereby agrees that all or any portion of the Leased Premises may be subleased, and this Lease may be assigned, to any entity which acquires all or substantially all of the stock or assets of Tenant or which controls, is controlled by, or is under common control with, Tenant (collectively “Affiliate”) without the necessity of additional consent by Landlord.

(b) Notwithstanding anything to the contrary contained in this Lease, Landlord may disapprove, at Landlord’s sole discretion, any proposed subtenant or proposed assignee whose credit history or references from prior landlord(s) are unsatisfactory or (ii) whose use (in type or intensity) of the Leased Premises or any building in the Project (including occupancy and/or parking) would, in Landlord’s commercially reasonable discretion, materially vary from that of Tenant or (iii) subject to the provisions of Section 10.01(a) above, with whom Landlord would not normally enter into a direct lease, including, without limitation one which may (A) compete with or otherwise adversely affect a current or prospective tenant in the Building or in any building in the Project, a member of Landlord or a prospective purchaser of the Building or any building in the Project or (B) adversely affect the marketability, value or reputation of other leased space in the Building or in any building in the Project.

(c) Further notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant assign this Lease or sublease the Leased Premises to any entity (i) engaged in the commercial real estate business, including, without limitation, property management, the brokerage, ownership or development of competitive properties, or the provision of “Executive Suites” or any similar arrangement or (ii) which would cause Landlord to be in default of another lease in the Building or Project

(d) Landlord’s consent to any assignment or sublease hereunder does not constitute a waiver of its right to disapprove of any further assignment or sublease.

(e) If Tenant desires to assign this Lease or sublease the Leased Premises or any part thereof, Tenant shall give Landlord notice of its desire at least sixty (60) days in advance of the date on which Tenant desires to make such assignment or sublease, together with a non-refundable fee of Seven Hundred Fifty Dollars ($750.00) (the “Administration Fee”) and a copy of the appropriate sublease or assignment documentation. Except with respect of an assignment or sublease to an Affiliate as provided in Section 10.01(a) above, Landlord shall then have a period of thirty (30) days following receipt of the notice within which to notify Tenant in writing that Landlord elects (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all further obligations hereunder as to such space or (ii) to permit Tenant to assign this Lease or sublease such space, or (iii) to refuse to consent to Tenant’s assignment or subleasing the space and to continue this Lease in full force and effect as to the entire Leased Premises. If Landlord should fail to notify Tenant in writing of the election within the thirty (30) calendar day period, Landlord shall be deemed to have elected option (iii) above.

Keystone Technology Park

(f) If Landlord elects option (ii) above and approves the assignment or sublease, then (i) if the rent agreed upon between Tenant and subtenant is greater than the Monthly Base Rent that Tenant is obligated to pay to Landlord under this Lease, fifty percent (50%) of the excess rent (exclusive of Tenant’s reasonable, documented costs of subleasing the Leased Premises, including, but not limited to, commissions, marketing costs and tenant improvements), shall be deemed Additional Rent owed by Tenant and payable to Landlord in the same manner that Tenant pays the Rent hereunder, (ii) Tenant shall be solely responsible for all costs, including but not limited to, the cost of any work required due to any changes in the building, fire or other municipal, state, or federal codes (including the Americans with Disabilities Act) after the date of this Lease, together with all costs of providing any additional certificate of occupancy required for the subleased space or assigned premises, and (iii) in the event of an assignment to a person or entity whose credit-worthiness or net-worth value is less than Tenant’s as of the Execution Date, in Landlord’s sole discretion, then Landlord may require additional Security from Tenant and/or such assignee as a condition precedent to Landlord’s approval of the assignment of the Lease.

(g) In addition to the Administration Fee, Tenant shall pay Landlord’s actual reasonable attorneys’ fees associated with any requested assignment or sublease hereunder regardless of whether Landlord consents to any such assignment or sublease.

(h) Except as provided in Subsection (i) below, assignment or subleasing by Tenant shall not relieve Tenant of any obligations under this Lease, and Tenant shall remain fully liable hereunder.

(i) In the event Tenant desires to assign this Lease as part of a merger between Tenant and a third party other than an Affiliate as provided in Section 10.01(a) above, an intended result of which is that Tenant will be absorbed and will cease to exist as a separate business entity, Tenant shall provide written notification to the third party/assignee that (i) this Lease gives Landlord the right to require from the third party/assignee the security for the Lease as Landlord, in its sole discretion, deems necessary for Landlord’s protection (the “New Security”, which Landlord may treat as part of the Security set forth in this Lease) and that (ii) if the third party/assignee does not provide New Security to Landlord within ten (10) business days of the later of the (A) completion of the merger or (B) the execution of a Lease assignment and assumption document by Tenant and assignee, then Landlord shall have the right to deem assignee in default under this Lease and to exercise all rights and remedies as are granted to Landlord under this Lease and under law.

(j) INTENTIONALLY OMITTED.

(k) If Tenant is not a public company that is registered on a national stock exchange or that is required to register its stock with the Securities and Exchange Commission under Section 12(g) of the Securities and Exchange Act of 1934, any change in a majority of the voting rights or other controlling rights or interests of Tenant shall be deemed an assignment for the purposes hereof, and the provisions of this Section 10.01 including, but not limited to, Section 10.01(a), shall fully apply.

(l) Notwithstanding the foregoing, Tenant shall have the right, subject to the conditions contained in this Section 10.01, including providing Landlord with prior notice of the assignment or sublease (but without the need for obtaining Landlord’s prior approval and consent), and also provided Tenant pays the Administration Fee to assign this Lease or sublet all or any portion of the Leased Premises to (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to the business and assets of Tenant; (iii) any subsidiary or affiliate of Tenant; and (iv) any entity which is part of or affiliated with Tenant (any of the foregoing shall be deemed an “Affiliate”), so long as the Affiliate is at least as credit-worthy as Tenant, in Landlord’s sole discretion, at the time of the transfer. Tenant shall not be released from liability under this Lease upon the assignment or sublease of the Lease to an Affiliate.

10.02 Assignment by Landlord.

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and all other property referred to herein, and in the event and upon the transfer (any such transferee to have the benefit of, and be subject to, the provisions of Section 6.07 and Section 8.07 hereof) no further liability or obligation shall thereafter accrue against Landlord under this Lease.

Keystone Technology Park

ARTICLE 11 - TENANT WARRANTIES; INCORPORATION OF EXHIBITS; COMMlSSION(S), CONFIDENTIALITY, SURVIVAL, NOTICES, BINDING EFFECT AND MISCELLANEOUS

11.01 Tenant Warranties.

(a) “Patriot Act” means the USA PATRIOT Act of 2001, Pub.L.No. 107-56, together with all laws, rules, regulations and orders issued in connection therewith.

(b) “Anti-Money Laundering Laws” means those United States of America (“U.S.” or “United States”) laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions, (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interest of the United States, (iii) require identification and documentation of the parties with whom a financial institution conducts business and/or (iv) are designed to disrupt the flow of funds to terrorist organizations.

(c) Tenant warrants to Landlord that any and all consents and approvals required of third parties (including, without limitation, its Board of Directors or partners, where applicable) for the execution, delivery and performance of this Lease have been obtained, that Tenant has the right and authority to enter into and perform its covenants contained in this Lease and that Tenant has the right and authority to conduct business in the State of North Carolina and shall maintain all of the right and authority during the Term.

(d) Tenant warrants to Landlord that neither Tenant, nor any officer, director, partner, member, affiliate or majority shareholder of Tenant, has ever been the subject of a petition for relief under the United States Bankruptcy Code, whether voluntarily or involuntarily.

(e) Tenant makes the following additional warranties to Landlord:

(1)	Tenant shall comply with all applicable U.S., North Carolina and municipal laws and regulations throughout the Term, as the Term may be extended as set forth in this Lease;

(2)	Neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under U.S. laws and regulations, including regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury;

(3)	Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”);

(4)	Tenant has taken, and shall continue to take at all times following the execution of this Lease, all actions as required by law to ensure that the funds used to make payments under this Lease are derived (i) from transactions that do not violate U.S. law or, to the extent the funds originate outside the U.S., do not violate the laws of the jurisdiction in which they originated and (ii) from permissible sources under U.S. law or, to the extent the funds originate outside the U.S., under the laws of the jurisdiction in which they originated;

(5)	Neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant nor any of its officers, directors or managing members is under investigation by any governmental authority for, nor has been charged with or convicted of, money laundering, drug trafficking, or terrorist related activities;

(6)	Tenant has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and

(7)	Tenant has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

Keystone Technology Park

11.02 Incorporation of Exhibits.

The terms and provisions of Exhibits A-H described herein and attached hereto are hereby made a part hereof for all purposes; provided, however, that, unless otherwise expressly stated, in the event of a conflict between the terms of this Lease and the terms of any Exhibit attached hereto, the terms of this Lease shall control.

11.03 Commission(s).

Landlord shall pay to the Broker named in Subsection 2.01(1), a real estate brokerage commission only as set forth in a separate management, listing and/or commission agreement(s). Broker, and not Landlord, shall pay to the Co-Broker, if any, named in Subsection 2.01(1), a real estate brokerage commission by the Broker only as set forth in a separate co-brokerage commission agreement. Landlord and Tenant each hereby represent and warrant to the other that they have not employed or contracted with any agents, brokers or parties in connection with this Lease, other than those named in Subsection 2.01(1), and each agrees that it shall hold the other harmless from and against any and all claims of all other agents, brokers or other parties claiming by, through or under the respective indemnifying party. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

11.04 Confidentiality.

Tenant, its partners, members, managers, officers, employees and agents shall not disclose the terms and conditions of this Lease to any third party, except for purposes of accounting and legal review of Tenant’s business, and Landlord may treat any such unauthorized disclosure as a default of this Lease, which may be subject to injunctive relief in addition to all other remedies available at law or in equity, including the remedy of specific performance and Landlord’s right to recover damages. If Tenant is a publicly traded company and the Lease, any amendment to it or document related to the Lease is considered a material contract so must be filed with the Securities and Exchange Commission (“SEC”), Tenant may file the Lease, amendment or document only after: (i) it has notified Landlord of the fact that the Lease, amendment or document is material and its intent to file it with the SEC; and (ii) it makes and is granted a confidential treatment request from the SEC and coordinates the redaction of confidential portions of the Lease, amendment or document with Landlord. In addition, Tenant must provide Landlord with a copy of the SEC filing that includes the Lease, amendment or document prior to filing the Lease, amendment or document with the SEC. If the Lease, amendment or document is filed with the SEC, Tenant agrees that any publicity regarding the Lease, amendment or document and/or its filing will be made jointly with Landlord and only with Landlord’s prior approval. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

11.05 Survival.

Provisions intended by their terms or context to survive the expiration or any other termination of this Lease shall so survive with respect to events occurring during the Term of this Lease but shall expire pursuant to applicable statutes of limitation.

11.06 Notices.

Except as otherwise provided in this Lease, any statement, notice, or other communication which Landlord or Tenant may desire or is required to give to the other shall be in writing and shall be deemed sufficiently given or rendered (i) if hand delivered, as of the date of written acknowledgement of the delivery by any representative or agent of the party to whom the delivery is made, or (ii) if sent by registered or certified mail, postage prepaid, return receipt requested, or Federal Express or similar next-day delivery courier as of the date noted on the written affirmation of delivery, to the addresses for Landlord and Tenant set forth in Subsection 2.01(k), or at such other address(es) as either party shall designate from time to time by ten (10) days prior notice to the other party. Tenant shall obtain written acknowledgement from Landlord recognizing any change in Tenant’s address for the purposes of this Section, or the change shall not be effective as against Landlord.

11.07 Binding Effect.

Upon execution by Tenant, this Lease and all of the covenants, conditions and agreements contained herein shall be binding upon, and inure to the benefit of, Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Upon execution by Landlord, this Lease and all of the covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Landlord, its legal representatives, successors and assigns.

Keystone Technology Park

11.08 Miscellaneous.

(a) No custom or practice which may evolve between the parties in the administration of the provisions of this Lease shall waive or diminish the right of Landlord to require performance by Tenant in complete accordance with the provisions of this Lease.

(b) Section headings are included for convenience only and are not to be used to construe or interpret this Lease. Pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

(c) All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a North Carolina contract, and all of the terms hereof shall be construed according to the laws of the State of North Carolina.

(d) This Lease is for the sole benefit of Landlord and Tenant, and no third party shall be deemed a third party beneficiary of this Lease without the express written consent of Landlord and Tenant.

(e) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

(f) Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other business burdens.

(g) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of the provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

(h) Tenant is prohibited from recording this Lease. However, Tenant may record Landlord’s standard memorandum of lease, provided the recordation of the memorandum is done by Tenant, at Tenant’s sole cost and expense.

(i) “Square feet” or “square foot” as used in this Lease includes the area contained within the space occupied by Tenant, measured from the center-line of demising walls, together with a common area percentage factor of Tenant’s space proportionate to the total Building areas. Common areas include the space from the “glass walls” to the “dripline” of the Building, and the sprinkler riser room, mechanical room and electrical room for the Building.

(j) “Business day(s)” as used in this Lease shall mean the days of the week which are Monday through Friday, except when any such day is also a holiday that is listed on the Building Rules.

(k) Tenant understands and agrees that the property manager for the Building is the agent of Landlord and is acting at all times in the best interest of Landlord. Any and all information pertaining to this Lease that is received by the property manager shall be treated as though received directly by Landlord.

(l) This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

(m) During the Term of the Lease, Tenant shall provide Landlord, upon ten (10) days’ notice, a true, accurate and complete copy of Tenant’s financial statements, including income and expense statements and balance sheets, which shall reflect the most recent quarter and most recent year-end at the time of the review.

(n) Landlord shall have the right to use Tenant’s name in marketing literature and releases to news media.

Keystone Technology Park

(o) To the extent that either party’s discretion, consent or approval is required in this Lease, the party providing the consent or approval shall act reasonably.

(p) Landlord and Tenant expressly acknowledge and agree that, prior to Tenant’s installation of any equipment on the rooftop of the Building, including, but not limited to, satellite dish(es), antennas, generators or condensers, Landlord and Tenant shall execute and deliver to each other the License for Communications Equipment Space that is attached hereto as Exhibit H.

(q) Tenant shall quickly load and unload all trucks using the truck court at the Building. In addition, Tenant shall not be allowed to park or store trucks in the Building parking lot and truck court. For the purposes of this section, “trucks” shall not include passenger or pick-up type trucks.

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Keystone Technology Park

ARTICLE 12 - ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES

12.01 ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES.

TENANT AGREES THAT THIS LEASE AND THE EXHIBITS ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES AND THAT ANY AND ALL PRIOR CORRESPONDENCE, MEMORANDA, AGREEMENTS AND UNDERSTANDINGS (WRITTEN AND ORAL) ARE SUPERSEDED BY THIS LEASE. TENANT FURTHER AGREES THAT THERE ARE NO, AND TENANT EXPRESSLY WAIVES ANY AND ALL, WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE OR IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE.

IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed by their respective duly authorized representatives, as of the date first aforesaid.

LANDLORD:

GRE Keystone Technology Park Three LLC, a Delaware limited liability company

By:	GRE Keystone Technology Park Holdings LLC, a Delaware limited liability company, its Sole Member

	By:	Capital Associates Management, LLC, a North Carolina limited liability company, acting as Investment Manager for GRE Keystone Technology Park Holdings LLC

	By:	/s/ Stephen P. Porterfield
Stephen P. Porterfield, Delegate Manager

TENANT:

TransEnterix, Inc., a Delaware corporation

By:	/s/ Todd M. Pope
Name:	Todd M. Pope
Title:	CEO

Keystone Technology Park

EXHIBIT A-1

FLOOR PLAN(S)

Keystone Technology Park

635 Davis Drive, Suite 300

Durham, North Carolina 27713

Keystone Technology Park

EXHIBIT A-2

THE LAND

Being all of that lot described as Tract X according to that plat entitled “Keystone Technology Park - Tracts IX and X Subdivision Plat” recorded in Plat Book 146, Page 145, Durham County Registry, to which plat reference is made for greater certainty of description.

Together with all rights, privileges and obligations contained in that Declaration of Covenants, Conditions and Restrictions for Keystone Technology Park as recorded in Book 2305, Page 555, Durham County Registry, and Book 8630, Page 1592, Wake County Registry, as such declaration has been subsequently amended from time to time.

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                                      EXHIBIT A-3

THE PROJECT

Davis Drive
Hopson Road
Tech 3
Tech 4
Tech 1
Tech 2
Park Knoll Drive
Tech 5
Tech 6
Tech 8
Tech 7
Davis Drive
Tech 9
Tech 10
Tech 12
Tech 11
N

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EXHIBIT B

ACCEPTANCE OF LEASED PREMISES MEMORANDUM

Pursuant to the Lease dated December 11, 2009, by and between GRE Keystone Technology Park Three LLC, a Delaware limited liability company authorized to conduct business in the State of North Carolina (“Landlord”), and TransEnterix, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina (“Tenant”), for the Leased Premises located at 635 Davis Drive, Suite 300, Durham, North Carolina 27713, with a Commencement Date of                    , 20    , Landlord and Tenant hereby agree that:

1. Except for those items shown on the attached “punch list”, which Landlord shall use reasonable efforts to remedy within thirty (30) days after the date hereof, Landlord has fully completed the construction work required of Landlord under the terms of the Lease and the workletter attached as Exhibit C thereto.

2. The Leased Premises are tenantable, Landlord has no further obligation for construction (except as specified above), and Tenant acknowledges that the Leased Premises are satisfactory in all respects.

3. For purposes of Tenant’s exercise of the Early Termination Option, if applicable, Tenant’s Early Termination Notice Date shall be                      and the Early Termination Date shall be                     .

All other terms and conditions of the Lease are hereby acknowledged to be unchanged.

Agreed and Executed this             day of                     , 20    .

TENANT:

TransEnterix, Inc., a Delaware corporation

By:

Name:

Title:

Keystone Technology Park

EXHIBIT C

WORKLETTER AGREEMENT

1)	Existing Condition and Tenant Improvements. The condition of the Leased Premises as of the date of this Lease, as is and with all faults, shall be deemed the “Existing Condition”. All demolition of and improvements made to the Existing Condition of the Leased Premises in accordance with the Schematic Space Plan and Plans (both defined below) shall be deemed the “Tenant Improvements”. Landlord shall provide steps and door to access non-contiguous electrical room.

2)	Allowance. Landlord shall provide Tenant with a tenant improvement allowance in the amount not to exceed $746,560.00 (the “Allowance”) ($20.00 per square foot leased), to pay for the costs and expenses incurred by Landlord and, or Tenant for the design and construction of the Tenant Improvements. The costs and expenses shall include, but not be limited to, the costs and expenses of any (i) design and construction services related to architectural, plumbing, mechanical and electrical trades, (ii) demolition work, and (iii) construction administration services provided by Landlord’s architect and consulting engineers. Costs and expenses shall also include all costs associated with any contractor’s general conditions, permits (including any new or changes to development, facility or transportation impact fees), taxes, insurance and fees, but shall not include a construction management fee for Landlord or Tenant.

3)	Design. Landlord shall cause an architect and one or more engineers, each of whom shall be licensed as such by the State of North Carolina designated by Landlord and acceptable to Tenant in Tenant’s good faith and commercially reasonable judgment, to consult with Tenant and to prepare architectural, plumbing, mechanical and electrical plans that are (i) consistent with the “Schematic Space Plan” for the Leased Premises, as prepared by HagarSmith Design, PA, which is attached hereto as Exhibit C-1, (ii) sufficiently detailed for pricing, approval and construction of the Tenant Improvements, and (iii) subject to Landlord’s good faith and commercially reasonable approval (the “Detailed Plans”). All partitions, doors, hardware, ceiling tile, window coverings, plumbing, HVAC, lighting fixtures, switches, outlets and life safety items shall be designed in Landlord’s standard manner. Carpet, paint, and millwork shall be selected and designed in Landlord’s standard manner and from Landlord’s standard finishes, unless otherwise agreed to by Landlord-, in accordance with Section 4 herein. Tenant shall furnish to Landlord all other information and technical data reasonably necessary for the preparation of the Detailed Plans within two (2) business days of Landlord’s request therefor, or as otherwise agreed to by Tenant and Landlord, so as not to delay the design, pricing, approval and construction of the Tenant Improvements by the Target Commencement Date. Tenant has authorized David Gill (“Tenant’s Representative”) to represent Tenant for all purposes related to the design and construction of the Tenant Improvements, including approval of the Plans and any Change Orders (as defined below), and approval by Tenant’s Representative shall constitute approval by Tenant. Notwithstanding the foregoing, the final design and specifications for all clean room(s) and clean room staging areas shall prepared at the direction, and subject to the approval of Tenant and Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, at a later date.

4)	Approval of Plans and Cost. Landlord shall cause a general contractor or contractors designated by Landlord (or Tenant’s Landlord approved contractor), at its sole discretion, to prepare detailed pricing of construction of the Tenant Improvements pursuant to the Detailed Plans. Landlord shall submit to Tenant for Tenant’s approval (i) the Detailed Plans and (ii) an itemized cost statement of all design and construction costs related to the Tenant Improvements (the “Cost Statement”). Within ten (10) business days after its receipt of the Detailed Plans and Cost Statement, Tenant shall approve the Detailed Plans and the Cost Statement in writing, subject to any modifications or changes in the Detailed Plans requested by Tenant. Landlord, , shall retain final approval rights for the Detailed Plans. After Tenant’s approval of the Detailed Plans and the Cost Statement, or in the event Tenant does not respond to Landlord within such ten (10) business day period, the Detailed Plans and the Cost Statement shall be deemed to be approved by Tenant, and the approved Detailed Plans shall be thereafter deemed the “Plans”. Notwithstanding anything to the contrary contained herein, if the costs and expenses of the Tenant Improvements as approved by Tenant exceed the Allowance, then Tenant shall be obligated to pay for all such excess costs. Landlord shall submit an invoice to Tenant for such excess costs at the time the Detailed Plans and Cost Statement are approved or deemed approved by Tenant, and Tenant shall pay the excess costs immediately upon receipt of Landlord’s invoice therefor. If the cost of designing and constructing the Tenant Improvements as approved by Tenant is less than the Allowance, Tenant shall not be

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entitled to any refund of the unused portion of the Allowance. Notwithstanding the foregoing, in the event Tenant desires to hire its own general contractor and oversee the construction of the Tenant Improvements (with Landlord’s supervision), Landlord, Tenant and Tenant’s general contractor agree to enter into Landlord’s standard “Tenant Improvements Agreement” prior to commencement of any Tenant Improvements work.

5)	Change Orders and Additional Costs. After approval of the Cost Statement by Tenant, additional costs will likely be incurred by Landlord. These costs may include, without limitation, design costs that may not yet have been billed, design costs for selection of finishes, costs for construction clarifications and other construction administration by the architect or engineers, construction changes required by governmental inspectors, and changes to the Plans or actual construction initiated by Tenant. From time to time, Landlord shall update the previously approved Cost Statement to account for the subsequent changes in cost, and Tenant shall immediately pay any cost in excess of the Allowance and not previously paid by Tenant. For changes initiated by Tenant that will revise the previously approved Cost Statement or the construction schedule, a change order (“Change Order”) shall be prepared by Landlord, its architect, or general contractor. Each Change Order shall include information regarding any revisions to the cost and construction schedule, and shall provide sufficient information for evaluation by Landlord, its architect, and Tenant. Before the work detailed on the Change Order proceeds, Tenant’s Representative must approve the Change Order, including any change in cost and time. Tenant shall have two (2) business days to approve each Change Order, unless Landlord grants Tenant more time. If Tenant does not approve the Change Order within the approval period, the Change Order shall be deemed disapproved by Tenant. If the Change Order is not approved or deemed disapproved, Landlord shall not proceed with the work contemplated in the Change Order. If the Change Order is approved and the additional cost exceeds Five Thousand Dollars ($5,000.00), and if requested by Landlord, Tenant shall pay the cost of any such Change Order before Landlord proceeds with the work that is the subject of the Change Order.

6)	Construction. After Tenant (i) approves the Detailed Plans and the Cost Statement, (or if Tenant does not respond to Landlord regarding the Detailed Plans and the Cost Statement, as set forth in Section 4 herein), and (ii) pays any and all costs in excess of the Allowance as set forth in Section 4 herein, then Landlord shall be entitled to cause, and shall cause, the general contractor designated by Landlord to construct the Tenant Improvements in accordance with the Plans and the Cost Statement.

7)	Delay. The Commencement Date, Expiration Date, and commencement of installments of Monthly Base Rent shall not be postponed or delayed as a result of any of the following:

a)	Tenant’s failure to furnish information or consult with Landlord or Landlord’s architects or engineers when requested in order to prepare the Detailed Plans;

b)	Tenant’s failure to approve the Detailed Plans and/or Cost Statement or to pay any excess cost as provided in Sections 4 and 5 herein;

c)	Tenant’s failure during construction to furnish information or consult with Landlord or Landlord’s architects, engineers or contractors when requested in order to complete construction;

d)	Additional time necessary to consider changes, revise the Plans, obtain pricing, and/or prepare other documentation for a Change Order initiated by Tenant, whether or not such Change Order is approved by Tenant, and to construct approved Change Orders; or

e)	Any other delay from any other cause attributable to Tenant, its agents, consultants, contractors, subcontractors or employees.

8)	Tenant’s Access to Leased Premises. Landlord shall permit Tenant and its agents reasonable access to the Leased Premises during normal business hours at least four (4) weeks prior to the Target Commencement Date, for the purpose of installing telephone and computer cabling, equipment, fixtures and other personal property, and the entry and use of the Leased Premises shall not constitute acceptance of the Leased Premises nor Tenant’s acknowledgment of the Commencement Date of the Lease, unless Tenant commences the operation of any portion of its business therein. This right of entry onto the Leased Premises is a license from Landlord to Tenant which is subject to revocation in the event that Tenant or its employees,

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contractors or agents causes or is the cause of any code or governmental violation, labor dispute, delay or damage during the period which results from, whether directly or indirectly, the installation or delivery of the foregoing, or otherwise becomes in default of any term, covenant or condition of this Lease as provided in Section 9.01. Prior to Tenant’s entry onto the Leased Premises in accordance herewith, Tenant shall demonstrate to Landlord that it has obtained the insurance required and is in compliance with Section 8.04 of the Lease. Under no circumstances shall Landlord be liable or responsible for and Tenant agrees to assume all risk of loss or damage to such telephone and computer cabling, equipment, fixtures and other personal property and to indemnify, defend and hold Landlord harmless from any liability, loss or damage arising from any damage to the property of Landlord, or its contractors, employees or agents, and any death or personal injury to any person or persons to the extent caused by, attributable to or arising out of, whether directly or indirectly, Tenant’s entry onto the Leased Premises or the delivery, placement, installation, or presence of the telephone and computer cabling, equipment, fixtures and other personal property, except to the extent that the loss or damage is caused solely by Landlord’s willful misconduct or gross negligence or the willful misconduct or gross negligence of Landlord’s contractors, agents or employees.

9)	Warranties. Landlord shall cause the repair or replacement of any defects in material or workmanship in the Tenant Improvements installed by Landlord for a period of one (1) year after the date of substantial completion of the Leased Premises, or the duration of any manufacturer’s warranty, whichever is longer, provided Tenant notifies Landlord of the defect as soon as reasonably practicable after the date Tenant discovers the defect. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE TENANT IMPROVEMENTS EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9. Tenant’s sole remedy for the breach of any applicable warranty shall be the remedy set forth in this Section 9. Tenant agrees that no other remedy, including without limitation, incidental or consequential damages for lost profits, injury to person or property or any other incidental or consequential loss, shall be available to Tenant.

10)	Compliance with Certain Requirements. At any time before, during, and after construction, Landlord shall have the right to require changes to the Plans and construction in order to comply with applicable building codes, other governmental requirements, and insurance requirements. Neither Landlord’s nor Tenant’s approval of the Plans is a warranty that the Plans comply with applicable building codes, other governmental requirements, and insurance requirements.

11)	No Liability. Notwithstanding the review and approval by Landlord of the Detailed Plans and any changes to same, Landlord shall have no responsibility or liability, including the costs of additional or corrective work, in regard to the safety, sufficiency, adequacy or legality thereof, and Tenant shall look solely to the party(ies) preparing same as the party(ies) responsible for ensuring that the Detailed Plans and changes thereto (and the architectural and engineering completeness and sufficiency thereof and the Tenant Improvements constructed as a result thereof) are in compliance with all applicable laws and regulations, and Tenant’s stated intended use.

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EXHIBIT C-1

SCHEMATIC SPACE PLAN

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EXHIBIT D

BUILDING RULES

(1) The sidewalks, walks, plaza entries, corridors, concourses, ramps, staircases, escalators and elevators shall not be obstructed or used by Tenant, or any person entering the Building under express or implied invitation of Tenant, for any purpose other than ingress and egress to and from the Leased Premises. No bicycle, motorcycle or other vehicle shall be brought into the Building or kept on the Leased Premises without the prior written consent of Landlord.

(2) No freight, furniture or bulky matter of any description shall be received into the Building except in such a manner, during the hours and using the passageways as may be approved by Landlord. Any hand trucks, carryalls or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

(3) Landlord shall have the right to prescribe the weight, position and manner of installation of safes, concentrated filing/storage systems or other heavy equipment which shall, if considered necessary by Landlord, be installed in a manner, which may require reinforcement of the Building’s structure (at Tenant’s cost and expense) to insure satisfactory weight distribution. All damage done to the Building by reason of a safe or any other article of Tenant’s equipment being on the Leased Premises shall be repaired at the expense of Tenant. The time, routing and manner of moving safes or other heavy equipment shall be subject to prior written approval by Landlord.

(4) Tenant shall use no other method of heating or cooling than that supplied by Landlord.

(5) Tenant shall not at any time, cause or allow the placement, leaving or discarding of any rubbish, paper, articles or objects of any kind whatsoever outside the doors of the Leased Premises or in the corridors or passageways of the Building.

(6) Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability to be leased by third parties, and, upon notice from Landlord, Tenant shall refrain from or discontinue the advertising.

(7) Tenant shall not place, or cause or allow to be placed, any signage, lettering or graphics whatsoever, in or outside the Leased Premises except in and at such places as may be designated by Landlord and consented to by Landlord in writing, prior to the installation of the signage, lettering or graphics. All signage, lettering and graphics on corridor walls located outside of the Leased Premises shall conform to the Building standard prescribed by Landlord. Any signage, lettering or graphics located in the Leased Premises that is visible to the public must be approved, in writing, by Landlord prior to installation thereof.

(8) Canvassing, soliciting or peddling in the Building is prohibited and Tenant shall cooperate to prevent same.

(9) Landlord shall have the right to exclude any person from the Building other than during customary business hours, and any person in the Building shall be subject to identification by employees and agents of Landlord. All persons in or entering the Building shall be required to comply with the security policies of the Building. If Tenant desires any additional security services for the Leased Premises, Tenant shall have the right (only with the advance written consent of Landlord) to obtain such additional services at Tenant’s sole cost and expense. Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect property in the Building and the Leased Premises from theft, loss or damage.

(10) Only workers employed, designated or approved by Landlord may be employed for any substantial or material repairs, installations, alterations, painting, material moving and other similar work that may be done in or on the Leased Premises.

(11) Tenant shall not do or allow any cooking or conduct any restaurant, luncheonette, automat or cafeteria for the sale or service of food or beverages to its employees or to others without the prior written consent of Landlord. Tenant may, however, provide, at Tenant’s cost and expense, microwave oven(s), refrigerator(s), vending machine(s), and coffee machine(s) in a designated break room/area(s) of the Leased Premises for use by Tenant’s employees and invitees.

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(12) Except as permitted by Section 6.03 of Tenant’s Lease, Tenant shall not bring, or cause or allow to be brought or kept in or on the Leased Premises, the Building or the Project, any bleach, flammable, combustible, corrosive, caustic, odorous, poisonous, toxic or explosive substance or any substance deemed to be a Hazardous or Toxic Material under any applicable Environmental Law or regulation.

(13) Tenant shall not mark, paint, drill into or in any way deface any part of the Building or the Leased Premises except as indicated in Exhibit C-1. No boring, driving of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct; provided, however, that Tenant shall be permitted to install or hang usual and customary office artwork and dryboards without Landlord’s prior written consent. Tenant shall not install coat hooks, identification plates or anything else on doors nor any resilient tile or similar floor covering in the Leased Premises except with the prior written approval of Landlord. The use of cement or other similar adhesive material is expressly prohibited.

(14) Tenant shall not place any additional locks or bolts of any kind on any door in the Building or change or alter any lock on any door therein in any respect. Tenant shall provide Landlord with a copy of any access key, code, or device to any locks or bolts that Tenant installs in or on the Leased Premises. Landlord shall furnish two (2) keys for each lock on exterior doors to the Leased Premises, and two (2) keys (conventional or card type) for one (1) or more exterior doors to the Building, and shall, on Tenant’s request and at Tenant’s expense, provide additional duplicate keys. Tenant shall not make any duplicate keys. All keys provided by Landlord to Tenant or by Tenant to Landlord shall be returned to the party who provided the keys upon the termination of the Lease, and Tenant shall give to Landlord the explanation of the combination of all safes, vaults and combination locks in the Leased Premises. Landlord may at all times keep a pass key to the Leased Premises. All entrance doors to the Leased Premises shall be left locked when the Leased Premises are not in use. Notwithstanding the foregoing, and provided that Tenant informs Landlord of any and all relevant access codes, Tenant may, at its sole cost and expense, be permitted to install a security system on all entry points to the Leased Premises. Tenant must remove any security system installed, including any related wiring, cabling or equipment and restore the area from which removal occurred, upon the expiration or termination of the Lease.

(15) Tenant shall give immediate notice to Landlord in case of theft, unauthorized solicitation or accident in the Leased Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

(16) Tenant shall place a water-proof tray under all plants in the Leased Premises and shall be responsible for any damage to the floors, carpets, and/or any other damage caused by over-watering such plants.

(17) Tenant shall not use the Leased Premises or allow the Leased Premises to be used for photographic, multilith, multigraph or digital reproductions, except in connection with its own business and not as a service for others, without Landlord’s prior written permission.

(18) Tenant shall not use or permit any portion of the Leased Premises to be used for any uses other than those specifically granted in Tenant’s Lease.

(19) Tenant shall not advertise for laborers (i.e. those who perform physical labor outdoors) giving the Leased Premises as an address, nor pay such laborers at a location in the Leased Premises.

(20) Employees of Landlord or Landlord’s agent(s) shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord or Landlord’s agent(s).

(21) Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law, regulation or code. Business machines and mechanical and electrical equipment belonging to Tenant which cause noise, vibration, electrical or magnetic interference, or any other nuisance that may be transmitted to the structure or other portions of the Building or to the Leased Premises to such a degree as to be objectionable

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to Landlord or which interfere with the use or enjoyment by other tenants of their leased premises or the public portions of the Building, shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber, spring type or other vibration eliminators sufficient to eliminate noise or vibration.

(22) INTENTIONALLY OMITTED.

(23) No solar screen materials, awnings, draperies, shutters or other interior or exterior window coverings that are visible from the exterior of the Building or from the exterior of the Leased Premises within the Building may be installed by Tenant. Building-standard mini blinds shall not be pulled up or removed, but may be opened using the “wand”.

(24) Tenant shall not place, install or operate within the Leased Premises or any other part of the Building any engine or stove, without the prior written consent of Landlord.

(25) No portion of the Leased Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

(26) For purposes of the Lease, holidays shall be deemed to mean and include the following: (a) New Year’s Day; (b) Memorial Day; (c) Independence Day; (d) Labor Day; (e) Thanksgiving Day and the Friday following; and (f) Christmas Day. If any such holiday occurs on a weekend, then the holiday shall be the day such holiday is legally observed.

(27) Tenant shall at all times keep the Leased Premises neat and orderly.

(28) All permitted alterations and additions to the Leased Premises must conform to applicable building and fire codes. Tenant shall obtain prior approval from applicable building and fire officials and Landlord with respect to any such modifications and shall deliver “as-built” plans therefor to the property manager for the Building on completion.

(29) It is the intent of both Landlord and Tenant that any portion of the Leased Premises visible to the public hold a high quality professional image at all times. If, at any time during the Term, Landlord or Landlord’s agent deems such visible area to hold less than a high quality professional image, Landlord shall advise Tenant of desired changes to be made to such area to conform to the intent of this paragraph. Within three (3) business days, Tenant shall cause the desired changes to be made, or present Landlord with a plan for accomplishing such changes. Tenant shall have such additional time as is reasonably required to implement the plan, not to exceed two (2) months; provided, however, that if Tenant is not diligently pursuing the plan for accomplishing such changes within ten (10) business days, or does not implement the plan within two (2) months, then Landlord may provide draperies or blinds for the glassed area at Tenant’s expense, and Tenant shall keep such draperies or blinds closed at all times.

(30) The toilet rooms, urinals, wash bowls and other plumbing apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

(31) The Building has been designated a “non-smoking” building. Tenant, and all persons entering the Building under the express or implied invitation of Tenant are prohibited from smoking in the common areas both inside and outside of the Building, except in those areas outside the Building designated as smoking areas by Landlord.

(32) No animals, except for “service animals” trained to assist disabled persons, shall be brought or kept in or about the Leased Premises or the Building without the prior written consent of Landlord.

(33) Tenant shall not play or allow the playing or the generation of (i) any music or loud noise in the common areas of the Building without Landlord’s prior written consent and/or (ii), any loud music or loud noise in the Leased Premises, as determined by Landlord in Landlord’s sole discretion.

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(34) Except as reasonably required in connection with Tenant’s customary operations and then only in accordance with all applicable governmental rules and regulations, Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substances in or on the Leased Premises. Tenant shall not cause or allow any odors deemed obnoxious or otherwise unreasonable by Landlord, in Landlord’s sole discretion, to permeate or emanate from the Leased Premises or to enter the heating, ventilating and air conditioning system if the system is serving more than Tenant.

(35) Tenant shall not permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

(36) Tenant shall not bring, or cause or allow to be brought, any firearms, ammunition or weapons of any kind, whether concealed or otherwise, into the Building at any time.

(37) Landlord reserves the right to rescind, amend and add Building Rules, and to waive Building Rules with respect to any tenant or tenants.

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EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

The undersigned                     (“Tenant”), in consideration of One Dollar ($1.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby certifies to                     (“Landlord”), [the holder or prospective holder of any mortgage covering the property] (the “Mortgagee”) and [the vendee under any contract of sale with respect to the Property] (the “Purchaser”) as follows:

That, except as may be otherwise specifically set forth in an exhibit attached hereto and executed by Tenant:

1. Tenant and Landlord executed a certain Lease Agreement (the “Lease”), dated                             , 20             , covering the                     floor(s) shown attached on the plan annexed hereto as Exhibit A-1 (the “Leased Premises”) in the building located in the                             known as and by the street number                             (the “Building”), for a term commencing on                                 , 20                 , and expiring on                                              .

2. The Lease is in full force and effect and has not been modified, changed, altered or amended in any respect.

3. Tenant has accepted and is now in possession of the Leased Premises and is paying the full Rent under the Lease.

4. The Base Rent payable under the Lease is $                     per month. The Base Rent and all Additional Rent and other charges required to be paid under the Lease have been paid for the period up to and including                             .

5. Tenant has provided Landlord with the following as Security for the Lease:                                 .

6. No Rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

7. All work required under the Lease to be performed by Landlord has been completed to the full satisfaction of Tenant.

8. There are no defaults existing under the Lease on the part of either Landlord or Tenant.

9. There is no existing basis for Tenant to cancel or terminate the Lease.

10. As of the date hereof, there exist no valid defenses, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms, covenants or conditions of the Lease.

11. Tenant affirms that any dispute with Landlord giving rise to a claim against Landlord is a claim under the Lease only and is subordinate to the rights of the holder of all first lien mortgages on the Building and shall be subject to all the terms, conditions and provisions thereof. Any such claims are not offsets to or defenses against enforcement of the Lease.

12. Tenant affirms that any dispute with Landlord giving rise to a claim against Landlord is a claim under the Lease only and is subordinate to the rights of the Purchaser pursuant to any contract of sale. Any such claims are not offsets to or defenses against enforcement of the Lease.

13. Tenant affirms that any claims pertaining to matters in existence at the time Tenant took possession and which are known to or which were then readily ascertainable by Tenant shall be enforced solely by money judgment and/or specific performance against the Landlord named in the Lease and may not be enforced as an offset to or defense against enforcement of the Lease.

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14. There are no actions, whether voluntary or otherwise, pending against or contemplated by Tenant under the bankruptcy laws of the United States or any state thereof.

15. There has been no material adverse change in Tenant’s financial condition between the date hereof and the date of the execution and delivery of the Lease.

16. Tenant acknowledges that Landlord has informed Tenant that an assignment of Landlord’s interest in the Lease has been or will be made to the Mortgagee and that no modification, revision, or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of the Mortgagee is first obtained, and that until further notice payments under the Lease may continue as heretofore.

17. Tenant acknowledges that Landlord has informed Tenant that Landlord has entered into a contract to sell the Property to Purchaser and that no modification, revision or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of the Purchaser has been obtained.

18. This certification is made to induce Purchaser to consummate a purchase of the Property and to induce Mortgagee to make and maintain a mortgage loan secured by the Property and/or to disburse additional funds to Landlord under the terms of its agreement with Landlord, knowing that said Purchaser and Mortgagee rely upon the truth of this certificate in making and/or maintaining such purchase or mortgage or disbursing such funds, as applicable.

19.	Except as modified herein, all other provisions of the Lease are hereby ratified and confirmed.

TENANT:

TransEnterix, Inc., a Delaware corporation

By:

Name:

Title:

Date:

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EXHIBIT F

ITEMIZED INVENTORY OF HAZARDOUS OR TOXIC MATERIALS

Number	Description	Mfr. Name	Mfr. Part Number
150001	ADHESIVE, LOCTITE 4011	Hisco	LOC18680
150001	ADHESIVE, LOCTITE 4011	Henkel Loctite Corporation	18680
150004	ADHESIVE, LOCTITE M-121 HP	Hisco	LOC30680
150006	LOCTITE 242, THREADLOCKER	Henkel Loctite Corporation	24221
150008	LOCTITE 266 THREADLOCKER	3M	266
150009	LOCTITE RC-620 RETAINING COMPOUND	Henkel Loctite Corporation	RC-620
1500002	ADHESIVE, DYMAX 1187-M	Dymax Corporation	1187-M
1500003	ADHESIVE, LOCTITE M-21HP	Hisco	LOC30671
1500012	ADHESIVE, 3M SPRAY-MOUNT ARTIST’S ADHESIVE 6065	3M	6064 or 6065
1500013	CLEANER, ARMSTRONG FLOOR CLEANER	Armstrong
1500014	LUBRICANT, MOLY-DEE TAPPING FLUID, 05086	Castrol Industrial North American, Inc.	05086-BW, BT
1500015	LUBRICANT, CHUCK-EEZ, 214	Specialty Lubricants Corp	214
1500016	LUBRICANT, CIMTECH 500 METAL WORKING FLUID CONCENTRATE	Milacron Marketing Company	Cimtech 500
1500017	CLEANER, CITRISURF 3050, STS-3050	Rock River Blending	CitriSurf 3050 or STS-3050
1500018	CLEANER, FORMULA 409 ORANGE CLEANER DEGRASER	Clorox Professional Products Company	Formula 409
1500019	CLEANER, ACETONE	Packaging Service Co., Inc,	Acetone
1500020	SEALANT, GREAT STUFF GAPS & CRACKS FOAM SEALANT	Dow Chemical Company	192
1500021	LUBRICANT, DUO SEAL OIL, 1407K	Sargent –Welch Scientific Company	1407K
1500022	ADHESIVE, DYMAX 1161-M	Dymax Corporation	1161-M
1500023	ADHESIVE, DYMAX 1180-M	Dymax Corporation	1180-M
1500024	ADHESIVE, DYMAX 1183-M	Dymax Corporation	1183-M
1500025	ADHESIVE, DYMAX 1190-M	Dymax Corporation	1190-M
1500026	CLEANER, ENZOL ENZYMATIC DETERGENT, ASPENZOL	Advance Sterllization Products	ENZOL
1500027	LUBRICANT, HANGSTERFER’S WAY OIL 1, H-WAYOIL1-99_D	Hangsterfer’s	Way Oil 1
1500028	LUBRICANT, HANGSTERFER’S WAY OIL 2, H-WAYOIL2-99_D	Hangsterfer’s	Way Oil 2
1500029	WELD-ON, IPS	IPS Corporation	WELD-ON 3
1500030	CLEANER, ETHYL ALCOHOL, DENATURED, 190 PROOF (ETHANOL)	Acros Organics	AC181970000
1500031	CLEANER, ISOPROPYL ALCOHOL 70%	Wal-Mart	Isopropyl Alcohol 70%
1500032	CLEANER, ISOPROPANOL 70%	Cole-Parmer	WU-86986-40
1500032	CLEANER, ISOPROPANOL 70%	Ricca Chemical Company	4209
1500033	CLEANER, KRUD KUTTER	Supreme Chemicals of Georgia	Krud Kutter
1500034	FLUX, ALL-PURPOSE FLUX LIQUID, N-3	LA-CO Industries, INC.	N-3
1500035	LUBRICANT, LIQUID WRENCH WHITE LITHIUM GREASE WITH CERFLON	Radiator Specialty Company	Liquid Wrench
1500036	ADHESIVE, LOCTITE 401 PRISM SURFACE INSENSITIVE INSTANT ADHESIVE	Henkel Loctite Corporation	40104
1500037	ADHESIVE, LOCTITE 770 PRIMER PRISM	Henkel Loctite Corporation	18396
1500038	ADHESIVE, LOCTITE 4014 PRISM MEDICAL ADHESIVE	Henkel Loctite Corporation	20269
1500039	LUBRICANT, QUICKSTIX C5-A COPPER ANTI-SEIZE, 39 222	Henkel Loctite Corporation	39222
1500040	ADHESIVE, LOCTITE HYSOL U-05FL URETHANE PART A, OFF-WHITE	Henkel Loctite Corporation	29350_209546
1500041	LUBRICANT, LUBRIMATIC WHITE LITHIUM GREASE
1500042	LUBRICANT, MILLER-STEPHENSON, PTFE RELEASE AGENT, MS-143E
1500043	LUBRICANT, MILLER-STEPHENSON, PTFE RELEASE AGENT, MS-143H
1500044	LUBRICANT, MILLER-STEPHENSON, PTFE RELEASE AGENT, MS-143XD
1500045	CLEANER, LOCTITE, NAVAL JELLY RST DISSOLVER, 80277	Henkel Loctite Corporation
1500046	ELASTOMER, NUSIL, MED-6016-11 PART A	Nusil Silicone	Med-6016-11 Part A
1500047	ELASTOMER, NUSIL, MED-6016-11 PART B	Nusil Silicone	Med-6016-11 Part B
1500048	ELASTOMER, NUSIL, MED-6019 PART A	Nusil Silicone	Med-6019 Part A
1500049	ELASTOMER, NUSIL, MED-6019 PART B	Nusil Silicone	Med-6019 Part B
1500050	CLEANER, FAST ORANGE PUMICE LOTION, 25218P
1500051	CLEANER, USCALRITE SCALEX, LIME SOLVENT, EDM
1500052	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 910 PART A	Smooth-On Inc.	Smooth-Sil 910 Part A
1500053	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 910 PART B	Smooth-On Inc.	Smooth-Sil 910 Part B
1500054	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 920 PART A	Smooth-On Inc.	Smooth-Sil 920 Part A
1500055	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 920 PART B	Smooth-On Inc.	Smooth-Sil 920 Part B
1500056	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 930 PART A	Smooth-On Inc.	Smooth-Sil 930 Part A
1500057	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 930 PART B	Smooth-On Inc.	Smooth-Sil 930 Part B
1500058	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 940 PART A	Smooth-On Inc.	Smooth-Sil 940 Part A
1500059	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 940 PART B	Smooth-On Inc.	Smooth-Sil 940 Part B
1500060	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 950 PART A	Smooth-On Inc.	Smooth-Sil 950 Part A
1500061	ELASTOMER, SMOOTH-ON, SMOOTH-SIL 950 PART B	Smooth-On Inc.	Smooth-Sil 950 Part B
1500062	ELASTOMER, SMOOTH-ON, SILC-PIG BLACK, BLUE, GREEN, RED, WHITE, YELLOW, PINK FLESH TONE	Smooth-On Inc.
1500063	SOLVENT, MINERAL SPIRITS, PAINT THINNER	MSC Industrial Supply	232561
1500064	LUBRICANT, WD-40	WD-40 Company	WD-40 Bulk Liquid

To the extent Tenant possesses or uses such substances, it will do so in compliance with all applicable laws and regulations and will indemnify Landlord against any losses or expenses resulting from such possession or use.

Keystone Technology Park

EXHIBIT G

RENEWAL OPTIONS

As long as (i) Tenant is not in default under this Lease as defined in Section 9.01 at the time of exercise of each Renewal Option (as hereinafter defined) or at the time of commencement of each Renewal Term (as hereinafter defined), and (ii) Tenant is in occupancy of the Leased Premises at the time of exercise of each Renewal Option and at the time of commencement of each Renewal Term, then Tenant is granted two (2) options (each a “Renewal Option”) to renew the Term of this Lease for two (2) consecutive periods of three (3) additional years each (each a “Renewal Term”), to commence upon the expiration of the initial Term, and first (1st) Renewal Term, of this Lease. Tenant shall exercise each Renewal Option by delivering notice of such election to Landlord at least twelve (12) months prior to the expiration of the Term, including any Renewal Term. The renewals of this Lease shall be upon the same terms and conditions of this Lease, except (a) the Base Rent during each Renewal Term shall be the then prevailing Market Base Rent Rate (defined below) for similar space in the Building or Project at the time such Renewal Term commences, but in no event less than the Base Rent plus Additional Rent that Tenant is then paying under the terms of this Lease, (b) Tenant shall have no option to renew this Lease beyond the expiration of the second (2nd) Renewal Term, (c) Tenant shall not have the right to assign its renewal rights to any subtenant of the Leased Premises or assignee of this Lease, nor may any such subtenant or assignee exercise such renewal rights, and (d) the leasehold improvements will be provided for Tenant’s continued use in their then existing condition (on an “as is” basis) at the time the Renewal Term commences.

As used in this Lease, the term “Market Base Rent Rate” shall mean the annual rental rate then being charged in the grater Research Triangle Park/Interstate-40 area of North Carolina, as reasonably determined by Landlord, for space comparable to the space for which the Market Base Rent Rate is being determined (taking into consideration, but not limited to, use, location and floor level within the applicable building, definition of rentable area, leasehold improvements provided, quality and location of the applicable building, rental concessions (e.g., such as abatements or Lease assumptions) and the time the particular rate under consideration became effective). It is agreed that bona fide written offers to lease the Leased Premises or comparable space made to Landlord by third parties (at arm’s-length) may be used by Landlord as an indication of Market Base Rent Rate.

Whenever in this Lease a provision calls for a rental rate to be, or be adjusted to, the Market Base Rent Rate, Tenant shall continue to pay Base Rent as so adjusted and the Additional Rent as provided in this Lease.

(The remainder of this page intentionally left blank.)

Keystone Technology Park

EXHIBIT H

LICENSE FOR COMMUNICATIONS EQUIPMENT SPACE

THIS LICENSE FOR COMMUNICATIONS EQUIPMENT SPACE (this “Agreement”), is made as of the              day of                     , 20     (the “Effective Date”), between GRE Keystone Technology Park Three LLC, a Delaware limited liability company authorized to conduct business in the State of North Carolina (“Landlord”), and TransEnterix, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina corporation (“Licensee”).

1. Lease: Licensor and Licensee executed a lease agreement dated December 11, 2009 (as may be amended, the “Lease”) for that certain property located at Suite 300 in the building located at 635 Davis Drive, Durham, North Carolina 27713 (the “Building”) on that certain real property of Licensor known as Keystone Technology Park - Building X, County of Durham, State of North Carolina (the “Land”), which Land is more particularly described in Exhibit A, attached hereto and made a part hereof by reference in its entirety. The term of the Lease is five (5) years commencing on the 1st day of April, 2010, as the term may be extended pursuant to the Lease.

2. Communications Equipment: For the purposes of this Agreement, all of Licensee’s equipment, building, panels, generator, cables, wires, antennas, microwave dishes and accessories, as shown on Exhibit B, attached hereto and made a part hereof by reference in its entirety, shall hereinafter collectively be referred to as the “Communications Equipment”, and any improvements made by Licensee to the Building pursuant to the terms of this Agreement are referred to as the “Improvements.”

3. Premises: Licensor hereby grants to Licensee a license (“License”) to use a portion of the Building consisting of that certain exclusive space located on the rooftop of the Building as is more particularly described in Exhibit C attached hereto and made a part hereof (the “Site”). Licensee agrees that, upon Licensor’s request and with reasonable notice, Licensee shall relocate its Communications Equipment to a different exclusive space located on the rooftop of the Building.

4. Access: During the term of this Agreement, Licensee shall have a non-exclusive right of ingress and egress, which shall be coordinated with the management of the Building, across that portion of the Land and the Building necessary to access the Site from public right-of-ways adjacent to the Land for the purposes of maintenance, installation, repair and removal of the Communications Equipment. It is agreed, however, that only authorized engineers, employees or representatives of Licensee or persons under Licensee’s direct supervision, will be permitted to enter the Site to install, remove and repair Licensee’s Communications Equipment. Licensee shall ensure that any employee, contractor, subcontractor, representative or agent directed by Licensee to install, remove or repair Licensee’s Communications Equipment will be covered by the liability policy described in Section 12 of this Agreement or by a similar policy. Licensee shall be responsible for all costs associated with such access.

5. Utilities: Licensee shall be solely responsible for, and shall promptly pay, all charges for electricity, telephone and any other utility used or consumed by Licensee on the Site. Licensee shall have an electrical current meter installed at the Site. The cost of such meter and of installation, maintenance and repair thereof shall be Licensee’s sole responsibility.

6. Term and Termination: The term of this Agreement shall commence on                    , and shall expire on                     , (or as may be extended in conjunction with the Lease) coterminous with the Lease. In the event of any modifications to the term of the Lease, the term of this Agreement shall be modified accordingly. Licensee may also, with sixty (60) days’ prior notice, remove the Communications Equipment from the Site, at which time Licensor will refund any unused and prorated amount of the annual fee paid to that date.

7. Rent: During the first (1st) year of the Term, Licensee shall pay an annual rental payment in the amount of One Dollars ($1.00) (the “Rent”) to be paid concurrently with Licensee’s execution of this Agreement. Beginning on January 1st of each subsequent year of the Term, Licensor shall pay the Rent for such year, in advance, to Licensor, or to such other person, firm or place as the Licensor may designate from time to time in writing at least thirty (30) days in advance of any Rent payment date.

Keystone Technology Park

8. Use: Licensor hereby grants permission to Licensee to install and operate the following and associated equipment on the Site for the purposes of constructing, maintaining and operating communications equipment and uses incidental thereto:

A.

B.

C.

D.

No other equipment shall be installed without the prior written consent of Licensor. No Communications Equipment shall be visible above the roof line of the Building.

Licensor hereby acknowledges and agrees that the Communications Equipment is and shall remain the property of the Licensee and shall not be deemed to be a fixture upon the Site.

Upon termination of this Agreement, Licensee shall, within thirty (30) days, remove its Communications Equipment from the Site and shall restore the Site to its original condition, except normal wear and tear, casualty and acts beyond Licensee’s control, paving and foundations, and except for enhancements made by the Licensee to the Building pursuant to the terms of this Agreement.

9. Security Deposit: Simultaneous with the execution of this Agreement, Licensee shall pay to Licensor a sum equal to $1,000.00 as a security deposit for the performance of the covenants and obligations of this License. Licensor may apply this amount at any time to Licensee’s account with Licensor to satisfy any default by Licensee, and Licensee must replenish the security deposit to the full amount immediately upon Licensor’s request therefor. If no default occurs during the term of this Agreement for which Licensor has applied this deposit, said deposit shall be refunded to Licensee after the expiration of this Agreement. All security deposit interest accrued shall be retained by Licensor.

10. Liability and Indemnity: Licensee agrees to compensate Licensor for damages and to indemnify and hold the Licensor harmless from all claims (including reasonable attorneys’ fees, costs and expenses of defending against such claims), arising from the installation, operation or maintenance of the Communications Equipment, or the negligence or willful misconduct of Licensee or Licensee’s agents or employees in or about the Building or arising from the breach of this Agreement by Licensee.

11. Defaults and Remedies: Notwithstanding anything in the Lease to the contrary, Licensee shall not be in default under this Agreement until:

A.	Ten (10) days after receipt of notice thereof from Licensor of the non-payment of rent or other sums under this Agreement and Licensee’s failure to cure the default within the ten (10) day period; or

B.	Thirty (30) days after receipt of notice of any non-monetary default from Licensor, and Licensee’s failure to cure the default within the thirty (30) day period.

12. Insurance: Licensee shall, at its expense, maintain in force during the Term of this Agreement, a combined single limit policy of bodily injury and property damage insurance, with a limit of not less than $1,000,000.00 insuring Licensor and Licensee against all liability arising out of the use, occupancy, or maintenance of the Site and appurtenant areas by or at the direction of Licensee. At Licensor’s discretion, Licensee will provide Licensor with certified copies of all insurance policies or certificates of insurance upon execution of this Agreement and thereafter annually or upon request.

Keystone Technology Park

13. Taxes: Licensee shall reimburse Licensor for any increase in real estate taxes attributable to any Improvements to the Site or Building made by Licensee within ten (10) days of receipt of Licensor’s invoice therefor.

14. Subordination and Non-Disturbance: At Licensor’s option, this Agreement shall be subordinate to any deed to secure debt, deed of trust, mortgage or singular instrument (collectively “Mortgage”) by Licensor, which from time to time may encumber all or part of the Site or the Building.

15. Hazardous Substances: For the purpose hereof, the term “Hazardous Substances” shall mean pollutants, contaminants, toxic or hazardous substances or wastes, oil or petroleum products, flammables or any other substances whose nature or quantity of existence, use, release, manufacture or effect renders it subject to Federal, State or local environmental, health, community awareness or safety laws or regulations, now or hereafter enacted or promulgated by any governmental authority or court ruling, or any investigation, remediation or removal. In the event Hazardous Substances are discovered on or in the Site and Improvements placed upon the Site as a result of any act or omission of the Licensee, the Licensee shall be obligated to conduct the removal with respect to and to provide the Indemnity to the Licensor as to claims arising out of such Hazardous Substances including all of Licensor’s reasonable attorneys’ fees and costs.

16. Assignment and Subletting: Except as provided in Section 10.01 of the Lease, Licensee shall not voluntarily or by operation of law assign or encumber its interest in this Agreement or in the Site, or sublease all or any part of the Site, without Licensor’s prior written consent.

17. Notices: All notices hereunder must be in writing and shall be deemed validly given if sent by certified mail, return receipt requested, by hand delivery or by courier or by overnight delivery, addressed as follows (or to any other address that the party to be notified may have designated to the sender by notice given pursuant to this provision of the Agreement):

Licensor:

GRE Keystone Technology Park Three LLC

c/o Capital Associates

1255 Crescent Green, Suite 300

Cary, North Carolina 27518

(919) 233-9901

Licensee:

TransEnterix, Inc.

635 Davis Drive, Suite 300

Durham, North Carolina 27713

Attn: David N. Gill

(919) 765-8412

18. Condition of the Building:

A.	Licensor assumes no responsibility for the license, operation and/or maintenance of Licensee’s Communications Equipment.

B.	Licensee covenants and agrees that Licensee’s Communications Equipment, its installation, operation and maintenance will:

1.	Not damage the Building structure and accessories thereto.

2.	Not result in the placement of liens or other encumbrances on the Site or Building.

Keystone Technology Park

3.	Not interfere with the operation of Licensor’s existing or future communication and radio equipment or the communication and radio equipment of other existing or future tenants of the Building. In the event there is such interference by Licensee, Licensee will promptly take all steps necessary to correct and eliminate same within fifteen (15) days. If Licensee is unable to eliminate such interference caused by it within such period of time, Licensee agrees to remove its Communications Equipment from the Land upon receipt or written demand from Licensor, upon which event this Agreement shall terminate and neither party shall have any further right or obligation hereunder.

4.	Comply with all applicable rules and regulations of the Federal Communications Commission, the Federal Aviation Administration, and electrical codes of the City, State or other governing body concerned with respect to the Communications Equipment.

C.	Prior to the commencement of any work, Licensee shall, at its sole cost and expense, prepare and deliver to Licensor working drawings, plans and specifications (the “Plans”), detailing the location and size of the Communications Equipment and Improvements to be placed upon the Site specifically describing the proposed construction and work. No work shall commence until Licensor has approved the Plans. Licensee shall:

1.	Perform such construction in a safe manner consistent with generally accepted construction standards;

2.	Perform such construction and work in such a way as to minimize interference with the operation of the Building; and

3.	Obtain, prior to the commencement of any construction and work, all necessary Federal, State and municipal permits, licenses and approvals, and all insurance required pursuant to this Agreement.

D.	If the Building is damaged for any reason so as to render it substantially unusable, Licensor, at its sole discretion may elect to terminate the Agreement by providing notice to Licensee.

19.	Miscellaneous:

A.	This Agreement and the Lease contain all agreements, promises and understandings between the Licensor and Licensee, and no verbal or oral agreement, promises or understandings relating to the Communication Equipment, the Site, the Building or the Land shall be binding upon either the Licensor or Licensee in any dispute, controversy or proceeding at law. Any addition, variation or modification to this Agreement or the Lease shall be void and ineffective unless made in writing and signed by all parties.

B.	This Agreement and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of North Carolina.

C.	This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

D.	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

(Signatures appear on the following page.)

Keystone Technology Park

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the date and year first above written.

LICENSOR:

GRE Keystone Technology Park Three LLC, a Delaware limited liability company

By:	GRE Keystone Technology Park Holdings LLC, a Delaware limited liability company, its Sole Member

	By:	Capital Associates Management, LLC, a North Carolina limited liability company, acting as Investment Manager for GRE Keystone Technology Park Holdings LLC

	By:	/s/ Stephen P. Porterfield
Stephen P. Porterfield, Delegate Manager

LICENSEE:

TransEnterix, Inc., a Delaware corporation

By:
Name:
Title:

Keystone Technology Park

EXHIBIT A to license for communications equipment space

THE LAND

Being all of that lot described as Tract X according to that plat entitled “Keystone Technology Park - Tracts IX and X Subdivision Plat” recorded in Plat Book 146, Page 145, Durham County Registry, to which plat reference is made for greater certainty of description.

Together with all rights, privileges and obligations contained in that Declaration of Covenants, Conditions and Restrictions for Keystone Technology Park as recorded in Book 2305, Page 555, Durham County Registry, and Book 8630, Page 1592, Wake County Registry, as such declaration has been subsequently amended from time to time.

Keystone Technology Park

EXHIBIT B to license for communications equipment space

THE COMMUNICATIONS EQUIPMENT

Keystone Technology Park

EXHIBIT C to license for communications equipment space

THE SITE

Keystone Technology Park